EXHIBIT 99.1

This Exhibit 99.1 includes information from Ceradyne, Inc.'s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, adjusted for the retrospective application of Financial Accounting Standards Board Staff Position  APB 14-1 (“FSP No. APB 14-2”).  The information contained in this Exhibit 99.1 does not otherwise reflect events which occurred after February 23, 2009 or modify or update the disclosure in our 2008 Form 10-K.  FSP No. APB 14-2 is further discussed below in Note 4 ("Debt and Bank Borrowing Arrangements; Convertible Note and Common Stock Offerings") to our consolidated financial statements,

PART II

ITEM 6. SELECTED FINANCIAL DATA

The following selected consolidated financial data as of December 31, 2004, 2005 and 2006 and for the years ended December 31, 2004 and 2005 are derived from our audited consolidated financial statements for those periods, which are not included in this report. The selected consolidated financial data as of December 31, 2007 and 2008 and for the years ended December 31, 2006, 2007 and 2008 are derived from our audited consolidated financial statements which are included in this report beginning on page F-1. The following data is qualified in its entirety by and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements and the related notes included elsewhere in this report.

	Year Ended December 31,
	2008(1)(4)	2007(2)(4)	2006(4)	2005(4)	2004(3)
	(amounts in thousands, except per share data)
Statement of Income Data:
Net sales	$680,197	$756,835	$662,888	$368,253	$215,612
Cost of product sales	414,885	450,787	401,991	237,115	146,518

Gross profit	265,312	306,048	260,897	131,138	69,094
Operating expenses:
Selling	31,231	26,917	22,919	20,694	8,266
General and administrative	43,889	40,801	35,293	21,014	14,131
Acquisition related charges	9,824	-	-	-	-
Research and development	14,782	17,552	9,909	7,802	3,341

Total operating expenses	99,726	85,270	68,121	49,510	25,738

Income from operations	165,586	220,778	192,776	81,628	43,356

Other income (expense):
Royalty income	66	174	120	145	146
Interest income	7,553	12,394	6,687	434	476
Miscellaneous, net	(4,425)	(2,599)	(919)	275	1,602
Interest expense	(7,876)	(7,618)	(7,236)	(9,330)	(1,661)

Total other income (expense)	(4,682)	2,351	(1,348)	(8,476)	563

Income before provision for income taxes	160,904	223,129	191,428	73,152	43,919
Provision for income taxes	56,424	80,946	64,934	26,422	16,346

Net income	$104,480	$142,183	$126,494	$46,730	$27,573

Net income per share:
Basic	$3.95	$5.22	$4.70	$1.90	$0.52
Diluted	$3.91	$5.13	$4.62	$1.86	$0.51
Weighted average number of common shares outstanding:
Basic	26,446	27,252	26,924	24,635	21,442
Diluted	26,689	27,732	27,352	25,107	21,900

	As of December 31,
	2008	2007	2006	2005	2004
	(amounts in thousands)
Balance Sheet Data:
Cash and cash equivalents	$215,282	$155,103	$13,547	$91,542	$4,521
Short term investments	6,140	29,582	190,565	7,839	10,041
Working capital	400,835	353,923	332,063	212,309	78,389
Total assets	854,527	782,654	613,001	429,184	316,354
Total long-term debt	102,631	98,748	95,153	91,827	109,725
Stockholders’ equity	638,994	591,817	421,881	267,700	135,041

(1)	The operations of SemEquip, Inc. have been consolidated with ours since August 11, 2008.
(2)	The operations of Minco, Inc. have been consolidated with ours since July 10, 2007. The operations of Ceradyne Boron Products have been consolidated with ours since September 1, 2007.
(3)	The operations of ESK Ceramics have been consolidated with ours since September 1, 2004.
(4)
Amounts include the impact of adopting Financial Accounting Standards Board Staff Position APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).”

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Selected Consolidated Financial Data,” and our consolidated financial statements and related notes included elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. We base these statements on assumptions that we consider reasonable. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors discussed in “Note Regarding Forward-Looking Statements,” “Item 1A—Risk Factors,” and elsewhere in this report.

Overview

We develop, manufacture and market advanced technical ceramic products, ceramic powders and components for defense, industrial, automotive/diesel and commercial applications. Our products include:

•	lightweight ceramic armor for soldiers and other military applications;
•	ceramic industrial components for erosion and corrosion resistant applications;
•
ceramic powders, including boron carbide, boron nitride, titanium diboride, calcium hexaboride, zirconium diboride and fused silica, which are used in manufacturing armor and a broad range of industrial products and consumer products;

•	evaporation boats for metallization of materials for food packaging and other products;
•	durable, reduced friction, ceramic diesel engine components;
•	functional and frictional coatings primarily for automotive applications;
•	translucent ceramic orthodontic brackets;
•	ceramic-impregnated dispenser cathodes for microwave tubes, lasers and cathode ray tubes;
•	ceramic crucibles for melting silicon in the photovoltaic solar cell manufacturing process;
•	ceramic missile radomes (nose cones) for the defense industry;
•	fused silica powders for precision investment casting (PIC) and ceramic crucibles;
•
neutron absorbing materials, structural and non-structural, in combination with aluminum metal matrix composites that serve as part of a barrier system for spent fuel wet and dry storage in the nuclear industry, and non-structural neutron absorbing materials for use in the transport of nuclear fresh fuel rods;

•	nuclear chemistry products for use in pressurized water reactors and boiling water reactors;
•	boron dopant chemicals for semiconductor silicon manufacturing and for ion implanting of silicon wafers; and
•	ceramic bearings and bushings for oil drilling and fluid handling pumps.

Our customers include the U.S. government, prime government contractors and large industrial, automotive, diesel and commercial manufacturers in both domestic and international markets.

We conduct our operations primarily through six operating segments. The following table includes a summary of our products by applications for our six segments.

Operating Segment and Facility Location	Products
Ceradyne Advanced Ceramic Operations

          Costa Mesa and Irvine, California
Approximately 240,000 square feet

          Lexington, Kentucky
Approximately 115,000 square feet

          Wixom, Michigan
Approximately 29,000 square feet

Defense Applications:
•Lightweight ceramic armor

Industrial Applications:
•Ceralloy® 147 SRBSN wear parts
•Precision ceramics

Automotive/Diesel Applications:
•Ceralloy® 147 SRBSN automotive/diesel engine parts

Commercial Applications:
•Ceramic orthodontic brackets
•Components for medical devices

ESK Ceramics Kempten, Germany Approximately 599,000 square feet Bazet, France Approximately 88,000 square feet
Defense Applications:
•Boron carbide powders for body armor

Industrial Applications:
•Ceramic powders: boron carbide, boron nitride, titanium diboride, calcium hexaboride and zirconium diboride
•Silicon carbide parts
•Evaporation boats for the packaging industry
•High performance fluid handling pump seals

Automotive/Diesel Applications:
•EKagrip® functional and frictional coatings

Commercial Applications:
•BORONEIGE® boron nitride powder for cosmetics

Ceradyne Semicon Associates Lexington, Kentucky Approximately 35,000 square feet	Industrial Applications: •Ceramic-impregnated dispenser cathodes for microwave tubes, lasers and cathode ray tubes •Samarium cobalt magnets

Ceradyne Thermo Materials Scottdale and Clarkston, Georgia Approximately 225,000 square feet Tianjin, China Approximately 98,000 square feet Midway, Tennessee Approximately 105,000 square feet
Defense Applications:
•Missile radomes (nose cones)
•High purity fused silica used to manufacture missile radomes (nose cones)

Industrial Applications:
•Glass tempering rolls
•Metallurgical tooling
•Castable and other fused silica products
•Crucibles for photovoltaic solar cell applications
•Turbine components used in aerospace applications

Ceradyne Canada Chicoutimi, Quebec, Canada Approximately 86,000 square feet	Industrial Applications: •Boral® structural neutron absorbing materials •Metal matrix composite structures

Boron Quapaw, Oklahoma Approximately 128,000 square feet North Billerica, Massachusetts Approximately 26,000 square feet
Industrial Applications:
Nuclear Applications:
•Nuclear chemistry products for use in pressurized water reactors and boiling water reactors
•Radioactive containment for use in spent fuel transport and storage
•Burnable poisons for coating of uranium fuel pellets
Semiconductor Applications:
•Cluster molecules such as B18H22 for ion implantation for next generation P-dopants
•Ionization chambers for ionizing cluster molecules for ion implantation
•Development of cluster ion implantation sub-systems
•Advanced ion source materials for the manufacture of logic and memory chips

The tables below show, for each of our six segments, revenues and income before provision for income taxes in the periods indicated.

Segment revenues (in millions):
	Year Ended December 31,
	2008	2007	2006
Advanced Ceramic Operations	$450.5	$587.3	$528.7
ESK Ceramics	152.2	160.6	148.1
Semicon Associates	8.6	8.0	9.1
Thermo Materials	80.2	32.0	15.0
Ceradyne Canada	5.2	3.9	2.4
Boron	19.0	7.7	-
Inter-segment elimination	(35.5)	(42.7)	(40.4)

Total revenue from external customers	$680.2	$756.8	$662.9

Segment income before provision for taxes (in millions):

	Year Ended December 31,
	2008	2007	2006
Advanced Ceramic Operations	$145.4	$209.2	$173.8
ESK Ceramics	4.2	13.4	17.3
Semicon Associates	1.4	1.1	1.6
Thermo Materials	23.7	2.3	0.9
Ceradyne Canada	(0.1)	(3.0)	(0.7)
Boron	(15.5)	0.7	-
Inter-segment elimination	1.8	(0.6)	(1.5)

Total segment income before provision for taxes	$160.9	$223.1	$191.4

We categorize our products into four market applications. The table below shows the percentage contribution of our total sales to external customers of each market application in the different time periods.

	Year Ended December 31,
	2008	2007	2006
Defense	61.8%	74.0%	76.2%
Industrial	30.6	20.1	17.0
Automotive/Diesel	5.8	4.2	5.2
Commercial	1.8	1.7	1.6

Total	100.0%	100.0%	100.0%

The principal factor contributing to our growth in sales from 2002 through 2007 was increased demand by the U.S. military for ceramic body armor that protects soldiers, which has been driven primarily by military conflicts such as those in Iraq and Afghanistan. Shipments of the current generation of ESAPI (enhanced small arms protective inserts) body armor for the U.S. Army represented 27.6% of our total revenues and 48.8% of our body armor revenues in 2008.  These shipments were made against a $747.5 million adjusted value Indefinite Delivery/Indefinite Quantity (ID/IQ) contract awarded to us in August 2004 and represent the final deliveries against that contract.

Our sales also increased from 2004 through 2007 because of our acquisition of ESK Ceramics in August 2004, our acquisition of Minco, Inc. in July 2007, our acquisition of EaglePicher Boron, LLC in August 2007, which we renamed Boron Products, LLC, and the recent expansion of our operations into China. Our sales declined in 2008 primarily because of reduction in shipments of body armor.

In October 2008, we were awarded an ID/IQ contract by the U.S. Army for the next ballistic threat generation of ceramic body armor plates, known as XSAPI, as well as additional deliveries of  the current generation of ESAPI plates. This five-year contract has a maximum value of $2.3 billion. However, we anticipate that the government will order either XSAPI or ESAPI, but not both. Therefore, the total amount of this ID/IQ award likely will not exceed $1.1 billion over the life of the contract. Two of our competitors were awarded similar ID/IQ contracts. We expect that government orders under these contracts will be split among the three successful bidders, so the potential orders we may receive under our contract will likely be less than the $1.1 billion possible total amount. Delivery orders under this contract have been delayed due primarily to a protest by one of our competitors. Because of this delay, we expect that initial production quantity delivery orders under these ID/IQ contracts will not be issued until March 2009 or later. However, there can be no assurance as to when or to what extent Ceradyne will receive production quantity deliveries under its ID/IQ contract. Since it is our policy to include in backlog only delivery orders with firm delivery dates, our backlog at December 31, 2008 does not include any amounts under this ID/IQ contract.

Based on our current backlog for ceramic body armor, we expect our shipments of ceramic body armor to be lower in fiscal year 2009 than in 2008. Moreover, government contracts typically may be cancelled by the government at any time without penalty. For the next several quarters, and perhaps longer, demand for ceramic body armor is likely to be the most significant factor affecting our sales.

Although we believe that demand for ceramic body armor will continue for many years, the quantity and timing of government orders depends on a number of factors outside of our control, such as the amount of U.S. defense budget appropriations and the level of international conflicts. Moreover, ceramic armor contracts generally are awarded in an open competitive bidding process. Therefore, our future level of sales of ceramic body armor will depend on the U.S. military’s continued demand for these products and our ability to successfully compete for and retain this business.

Our ESK Ceramics subsidiary produces boron carbide powder, which serves as a starter ceramic powder in the manufacture of our lightweight ceramic body armor. Owning this source of our principal raw material, together with the substantial manufacturing capacity for ceramic armor at our Lexington, Kentucky plant and in our Irvine, California facility, should allow us to fulfill current and anticipated demand for our ceramic body armor.

Our order backlog was $126.4 million as of December 31, 2008 and $238.9 million as of December 31, 2007. Orders for ceramic armor represented approximately $65.5 million, or 51.8% of the total backlog as of December 31, 2008 and $179.5 million, or 75.1% of the total backlog as of December 31, 2007. We expect that substantially all of our order backlog as of December 31, 2008 will be shipped during 2009.

Our sales to customers located outside of the United States have varied in recent years, representing $184.0 million, or 27.0% of net sales in 2008, $136.2 million, or 18.0% of net sales in 2007, and $105.7 million, or 15.9% of net sales in 2006. We currently have sales offices in Germany, China, England and Canada as well as commissioned independent sales representatives in other parts of Europe and Asia. Of our sales to customers located outside the United States, 49.0% were denominated in U.S. dollars during 2008.

Net Sales. Our net sales consist primarily of revenues from the sale of products, which we recognize when an agreement of sale exists, the product has been delivered according to the terms of the sales order and collection is reasonably assured.

Cost of Product Sales. Our cost of product sales includes the cost of materials, direct labor expenses and manufacturing overhead expenses. Our business requires us to maintain a relatively high fixed manufacturing overhead. As a result, our gross profit, in absolute dollars and as a percentage of net sales, is greatly impacted by our sales volume and the corresponding absorption of fixed manufacturing overhead expenses. Additionally, because many of our products are customized, we are frequently required to devote resources to sustaining engineering expenses, which we also include in cost of product sales.

The cost of electricity comprises a significant portion of our cost of product sales. In 2004, we began expanding our high-energy utilization silicon nitride manufacturing operations at our facility in Lexington, Kentucky, where costs, particularly for electricity and occupancy, are lower than in California. We have increased our manufacturing capacity for the production of body armor plates by adding three hot press lines at this facility. We chose this facility for the location of the hot press expansion for the same reasons: lower cost of electricity and occupancy. The cost of electricity for our manufacturing operations in the United States and Europe was approximately $13.2 million, or 3.2% as a percentage of cost of product sales in 2008, approximately $13.5 million, or 3.0% as a percentage of cost of product sales in 2007, and approximately $11.1 million, or 2.8% as a percentage of cost of product sales in 2006.

Selling Expenses. Our selling expenses consist primarily of salaries and benefits for direct sales and marketing employees, commissions for direct sales employees and for independent sales representatives, trade show expenses, rent for our sales offices, product literature, and travel and entertainment expenses.

General and Administrative Expenses. Our general and administrative expenses consist primarily of employee salaries and benefits, employee bonuses, which are computed quarterly and accrued in the quarter earned, professional service fees, rent for facilities and expenses for information technology.

Research and Development Expenses. Our research and development expenses consist primarily of employee salaries and benefits, materials and supplies related to ongoing application engineering in response to customer requirements, and the research and development of new materials technology and products. These costs are expensed as incurred.

Review of Historical Stock Option Grant Procedures

In July 2006, the Company voluntarily initiated a review of its historical stock option grant practices and related accounting treatment. The review was conducted by a Special Committee comprised of three independent members of the Company’s Board of Directors, with the assistance of independent legal counsel and forensic accounting experts. The scope of the Special Committee’s review included all stock options granted by the Company from January 1997 through September 2003. The Special Committee has completed its review.

Until September 2003, stock option grants generally were approved by unanimous written consents signed by the members of the Stock Option Committee of the Board of Directors. Throughout this period, the Stock Option Committee consisted of the CEO and one other non-management Director. The date specified as the grant date in each unanimous written consent was used (i) to determine the exercise price of the options and (ii) as the accounting measurement date.

The review found that from January 1997 through September 2003, the date selected by management as the grant date and accounting measurement date was the date specified in the unanimous written consent, but that, in all but one case, the unanimous written consents were not prepared, approved or executed by the Company’s Stock Option Committee until a later date. There were a total of 23 grant dates from January 1997 through September 2003. The Company’s CEO was responsible for selecting the grant dates and followed a consistent practice of seeking low grant prices and he was unaware of the accounting implications of the method he used. Therefore, the use of the date specified in the unanimous written consent as the accounting measurement date was incorrect in all but one case. The proper accounting measurement date was the date the unanimous written consent was signed by the members of the Stock Option Committee.

Based upon information gathered during the review by independent legal counsel, the Special Committee and the Board of Directors have concluded that, while the Company applied an option price date selection practice that resulted in the use of incorrect accounting measurement dates for options granted between January 1997 and September 2003, the accounting errors resulting from the use of incorrect measurement dates were not the product of any deliberate or intentional misconduct by the Company or its executives, staff or Board of Directors. However, as a result of using revised measurement dates for options granted from January 1997 through September 2003, the Company recorded a charge in the second quarter ended June 30, 2006 of $3.4 million ($2.3 million after income taxes) pertaining to the years ended December 31, 1997 to 2005 and the six months ended June 30, 2006 (the “Stock-Based Charge”). The Stock-Based Charge was included as a component of general and administrative expenses in the consolidated statements of income as this is where the affected individual’s normal compensation costs are recorded. The Stock-Based Charge includes non-cash compensation expense of $2.2 million ($1.4 million after income taxes) primarily related to stock option grants made during the period from January 1997 through September 2003 that should have been measured as compensation cost at the actual stock option grant dates, and subsequently amortized to expense over the vesting period for each stock option grant. The Stock-Based Charge also includes $1.2 million ($0.9 million after income taxes) of estimated additional employment and other taxes that are expected to become payable.

From September 2003 to February 2005, all stock option grants were approved at meetings held by the Stock Option Committee, and, since February 2005, all stock option grants have been approved at meetings held by the Compensation Committee of the Board of Directors. The dates of these meetings have been used correctly as the accounting measurement date for all stock options granted since September 2003.

Had this estimated Stock-Based Charge been reflected, as and when incurred, in the Company’s results of operations for prior years, the impact on net income for Ceradyne’s fiscal years ended December 31 would have been a reduction of $21,000 in 1997, a reduction of $45,000 in 1998, a reduction of $47,000 in 1999, a reduction of $104,000 in 2000, a reduction of $269,000 in 2001, a reduction of $74,000 in 2002, a reduction of $347,000 in 2003, a reduction of $611,000 in 2004, and a reduction of $324,000 in 2005. As of December 31, 2006, the total remaining incremental stock-based compensation charge related to these stock option grants that are expected to vest in future periods with a revised accounting measurement date is immaterial. There was no impact on revenue or net cash provided by operating activities as a result of the estimated compensation charge.

The Company does not believe that a restatement of its prior-period financial statements is required for the Stock-Based Charge. Based on the materiality guidelines contained in SEC Staff Accounting Bulletin No. 99, Materiality (SAB 99), the Company believes that the Stock-Based Charge is not material to any of the individual prior periods affected and the aggregate Stock-Based Charge is not material to the results for the year ended December 31, 2006.

Prior to December 31, 2006, the current members of Ceradyne’s Board of Directors, all current executive officers and all other employees of the Company amended all unexercised stock options they held which had an exercise price that is less than the price of the Company’s common stock on the actual date of grant, by increasing the exercise price to an amount equal to the closing price of the common stock as of the actual grant date. The Company has and will continue to reimburse all non-executive officer employees for the increase in the exercise price for the modified options as they vest. Such reimbursement has and will not be material.

Results of Operations

The following table sets forth certain income and expense items from our financial statements for the years ended December 31, 2008, 2007 and 2006, expressed as a percentage of net sales.

	Year Ended December 31,
	2008	2007	2006
Net sales	100.0%	100.0%	100.0%
Cost of product sales	61.0	59.6	60.6

Gross profit	39.0	40.4	39.4

Operating expenses:
Selling	4.6	3.6	3.5
General and administration	6.5	5.4	5.3
Acquisition related charge	1.4	—	—
Research and development	2.2	2.3	1.5

Income from operations	24.3	29.1	29.1
Other income (expense)	(0.7)	0.3	(0.2)

Income before provision for income taxes	23.7	29.5	28.9

Net income	15.4%	18.8%	19.1%

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

Net Sales. Our net sales for the year ended December 31, 2008 were $680.2 million, a decrease of $76.6 million, or 10.1%, from $756.8 million in the corresponding prior year period.

Our Advanced Ceramic Operations division had net sales for the year ended December 31, 2008 of $450.5 million, a decrease of $136.8 million, or 23.3%, from $587.3 million in the prior year. The primary reason for this decrease was that  shipments of ceramic body and other armor components for defense customers amounted to $409.7 million, a decrease of $141.6 million, or 25.7%, from $551.3 million of net sales in the prior year due to reduced demand from the U.S. Department of Defense. The decrease in armor sales was partially offset by a $6.6 million increase in net sales of our automotive/diesel component product line, including cam rollers, from $11.0 million in 2007 to $17.6 million in 2008. The primary reason for the increase in sales of the automotive/diesel component product line was $5.0 million of shipments of ceramic cam rollers to our North American automotive suppliers because their customers were making forward purchases of the current engine which is being replaced by a new, more expensive engine. The remaining increase of $1.1 million was due to more ceramic cam rollers shipped to European suppliers for use in off-highway engines.

Our ESK Ceramics subsidiary had net sales for the year ended December 31, 2008 of $152.2 million, a decrease of $8.4 million, or 5.2%, from $160.6 million in the prior year. Approximately $11.5 million of the sales in 2008 are attributable to a higher value of the Euro versus the U.S. dollar in 2008 compared to 2007. Sales of industrial products for the year ended December 31, 2008 were $96.9 million, an increase of $4.3 million, or 4.7%, from the $92.6 million in the prior year. On a constant currency basis, sales of industrial products for the year ended December 31, 2008 decreased by $3.0 million. Sales of automotive/diesel products for the year ended December 31, 2008 were $21.8 million, an increase of $1.1 million, or 5.4%, from the $20.7 million in the prior year. On a constant currency basis, sales of automotive/diesel products for the year ended December 31, 2008 decreased by $0.7 million. The decreases in sales on a constant currency basis for industrial and automotive/diesel products were primarily the result of a severe economic contraction in the fourth quarter of 2008.  Sales of defense products for the year ended December 31, 2008 were $30.9 million, a decrease of $14.3 million, or 31.7% from the $45.2 million in the prior year. Included in sales of defense products for the year ended December 31, 2008 were inter-segment sales of $28.4 million compared to $40.7 million in the prior year, a decrease of $12.3 million of shipments to our Advanced Ceramic Operations division. The balance of the decrease was due to a reduction in sales of boron carbide powder to third parties in the defense industry for the year ended December 31, 2008, because their sales of ceramic body armor declined. On a constant currency basis, sales of defense products decreased by $16.5 million for the year ended December 31, 2008.

Our Semicon Associates division had net sales for the year ended December 31, 2008 of $8.6 million, an increase of $0.6 million, or 7.3%, from $8.0 million in the prior year.  The increase in sales reflects higher shipments of microwave and laser cathodes of $0.9 million; this was partially offset by lower shipments of cathode ray tubes and magnets in 2008 when compared to 2007.

Our Thermo Materials division had net sales for the year ended December 31, 2008 of $80.2 million, an increase of $48.2 million, or 150.3%, from $32.0 million in the prior year. The increase was due in part to the growth of $29.5 million in sales of crucibles used in the manufacture of photovoltaic cells for the solar energy markets, including $24.4 million by our new operation in China. Also contributing to the increase in sales during 2008 was $16.1 million in sales, including inter-company sales, as a result of a full year inclusion of the financial results of Minco, Inc. which we acquired and initially consolidated commencing July 10, 2007. Sales to the defense industry were higher by $2.4 million due to increased demand for ceramic missile radomes.

Our Ceradyne Canada subsidiary had net sales for the year ended December 31, 2008 of $5.2 million, an increase of $1.3 million, or 33.4%, from $3.9 million in the prior year. The increase in sales reflects higher shipments of our Boral® product line to the nuclear industry of $2.5 million. This was partially offset by a $1.2 million reduction in sales of metal matrix composite products.

Our Boron segment which includes our Ceradyne Boron Products subsidiary, which we acquired on August 31, 2007, and our SemEquip, Inc. subsidiary, which we acquired on August 11, 2008 had net sales for the year ended December 31, 2008, of $19.0 million, an increase of $11.2 million, or 144.7%, from $7.8 million in the prior year. The increase in sales was the result of a full year consolidation in 2008 of the Ceradyne Boron Products subsidiary while results in 2007 included net sales for the period from September 1 to December 31, 2007. Also contributing to the increase was the consolidation as of August 11, 2008 of the results of SemEquip,Inc., which had sales of $0.7 million for the period from August 11 through December 31, 2008.

Gross Profit. Our gross profit for the year ended December 31, 2008 was $265.3 million, a decrease of $40.7 million, or 13.3%, from $306.0 million in the prior year. As a percentage of net sales, gross profit was 39.0% for the year ended December 31, 2008, compared to 40.4% for the prior year. The decrease in gross profit as a percentage of net sales in the year ended December 31, 2008 was the result of lower sales, particularly of body armor, resulting in a poorer sales mix and lower operating leverage resulting in less absorption of manufacturing overhead expenses. The decrease in gross profit was primarily caused by the decrease in body armor and other armor component sales; this resulted in a reduction of $63.4 million of gross profit compared to 2007 results. This decrease was partially offset by gross profit from the increased sales of ceramic crucibles and the full year consolidation in 2008 of operations of our Minco, Inc. and Ceradyne Boron Products subsidiaries, both of which were acquired in 2007.

Our Advanced Ceramic Operations division posted gross profit for the year ended December 31, 2008 of $187.9 million, a decrease of $59.9 million, or 24.2%, from $247.8 million in the prior year. As a percentage of net sales, gross profit was 41.7% for the year ended December 31, 2008, compared to 42.2% for the prior year. The primary reasons for the decrease in gross profit and gross profit as a percentage of net sales were decreased sales of body armor, resulting in poorer sales mix and lower operating leverage causing manufacturing overhead to be under absorbed.

Our ESK Ceramics subsidiary had a gross profit for the year ended December 31, 2008 of $38.2 million, a decrease of $10.2 million, or 21.0%, from $48.4 million for the year ended December 31, 2007. Gross profit as a percentage of net sales was 25.1% in 2008 compared to 30.1% in 2007. The decrease in gross profit and in gross profit as a percentage of net sales in the year ended December 31, 2008 was the result of increased labor and electricity expenses, continued price reductions in our evaporation boat and our functional coating businesses due to competitive forces, and a reduction in higher margin boron carbide powder sales to external customers.

Our Semicon Associates division had gross profit for the year ended December 31, 2008 of $2.6 million, an increase of $0.7 million, or 37.6%, from $1.9 million in the prior year. As a percentage of net sales, gross profit was 30.8% for the year ended December 31, 2008, compared to 24.0% for the prior year. The increase in gross profit and in gross profit as a percentage of net sales in the year ended December 31, 2008 was due primarily to price increases that were successfully passed on to customers of our microwave and laser cathodes products.

Our Thermo Materials division had gross profit for the year ended December 31, 2008 of $32.9 million, an increase of $25.2 million, or 328.9%, from $7.7 million in the prior year. As a percentage of net sales, gross profit was 41.0% for the year ended December 31, 2008, compared to 24.8% for the prior year. The improvements in gross profit and gross profit as a percentage of sales were primarily due to lower sales of fused silica and casting product lines which have lower gross margins and an increase in the sales of crucibles which have higher gross margins. Also contributing to the increase in gross profit was the full year consolidation in 2008 of operations of our Minco, Inc. subsidiary, which was initially consolidated as of July 10, 2007.

Our Ceradyne Canada subsidiary had gross profit for the year ended December 31, 2008 of $1.3 million, an increase of $3.2 million, from a negative gross profit of $1.9 million in the prior year. The increase in gross profit was due to an improved sales mix caused by increased sales of our Boral® product line in 2008 and higher operating leverage.

Our Ceradyne Boron segment, which includes our Ceradyne Boron Products subsidiary, which we acquired on August 31, 2007, and our SemEquip, Inc. subsidiary, which we acquired on August 11, 2008, had  gross profit of $0.6 million, a decrease of $2.3 million, or 79.9%, from $2.9 million in the prior year. The decrease was primarily caused by a $1.6 million gross loss from the results of SemEquip, Inc. which were consolidated from August 11, 2008. Our Ceradyne Boron Products subsidiary had gross profit of $2.2 million for the year ended December 31, 2008, a decrease of $0.7 million, or 24.2%, from $2.9 million in the prior year. Contributing to the decrease were poor manufacturing yields and a decrease in sales of higher margin products to the semiconductor industry when compared to 2007.

Selling Expenses. Our selling expenses for the year ended December 31, 2008 were $31.2 million, an increase of $4.3 million, or 16.0%, from $26.9 million in the prior year. Selling expenses, as a percentage of net sales, increased from 3.6% for the year ended December 31, 2007 to 4.6% of net sales for the year ended December 31, 2008. Selling expenses at our ESK Ceramics subsidiary, which constitute a relatively large portion of the total, are denominated in Euros and increase when translated into dollars at lower exchange rates; this caused an increase of $1.5 million in selling expenses in 2008. Other factors contributing to the increase were $2.2 million of additional selling expenses due to the full year consolidation in 2008 of the results of our Ceradyne Boron Products which was initially consolidated commencing September 1, 2007, $0.5 million of additional selling expenses due to the full year consolidation in 2008 of our Minco subsidiary which was initially consolidated commencing July 10, 2007, and $0.7 million of selling expenses due to the inclusion of the results of our recently acquired SemEquip, Inc. subsidiary. These increases were partially offset by a reduction in headcount and related personnel and travel expenses of $0.6 million at our ACO division.  The increase in selling expenses as a percentage of net sales was due to a reduction in net sales that was not fully offset by a proportionate decrease in selling expenses.

General and Administrative Expenses. Our general and administrative expenses for the year ended December 31, 2008 were $43.9 million, an increase of $3.1 million, or 7.6%, from $40.8 million in the year ended December 31, 2007. General and administrative expenses, as a percentage of net sales, increased from 5.4% for the year ended December 31, 2007 to 6.5% of net sales for the year ended December 31, 2008. The consolidation of the operations of our Minco, Inc. and Ceradyne Boron Products subsidiaries for all of 2008 and the consolidation of our  SemEquip, Inc. subsidiary commencing as of August 11, 2008, contributed $1.8 million to the increase in general and administrative expenses for the year ended December 31, 2008. General and administrative expenses also increased in 2008 due to a $1.5 million increase in professional fees for auditing, tax and information technology consulting services, and due to $0.5 million of additional expenses in connection with the expansion of our business in China. These increases were partially offset by a reduction in bonus payments of $1.5 million as a result of a decrease in pre-tax income in 2008 compared to 2007.

Acquisition Related Charge. We incurred an acquisition-related compensation charge of $9.8 million for the year ended December 31, 2008 associated with a pre-closing commitment by SemEquip, Inc. for incentive compensation for several of its employees and advisors. This $9.8 million charge includes $1.7 million of cash paid by Ceradyne at closing, and the balance represents the discounted present value of the portion of the estimated contingent consideration payable as incentive compensation to these employees and advisors over 15 years.  For additional information regarding this acquisition, see Note 3 of Notes to Condensed Consolidated Financial Statements commencing at Page F-6 of this report.

Research and Development Expenses. Our research and development expenses for the year ended December 31, 2008 were $14.8 million, a decrease of $2.8 million, or 15.8%, from $17.6 million in the prior year. Research and development expenses, as a percentage of net sales, decreased from 2.3% for the year ended December 31, 2007 to 2.2% of net sales for the year ended December 31, 2008. The primary reason for these decreases were the reduction in expenses associated with the development of next generation body armor products and the development of combat vehicle armor.

Other Income (Expense). Our net other income and expense for the year ended  December 31, 2008 was a net expense of  $4.7 million, a decrease of $7.1 million, or 299.1%, from $2.4 million of net other income in the prior year. There were two principal reasons for this decrease. We earned $4.8 million less interest income on our cash balances and short-term marketable securities because of a substantial decline in interest rates in 2008. We also incurred charges of $5.9 million for impairment due to other than temporary reductions in the value of our investments in auction rate securities. Interest expense for the year ended December 31, 2008 was approximately $7.9 million, an increase of $258,000, or 3.4%, from $7.6 million in the prior year.

Income before Provision for Income Taxes. Our income before provision for income taxes for the year ended December 31, 2008 was $160.9 million, a decrease of $62.2 million, or 27.9%, from $223.1 million in the prior year.

Our Advanced Ceramic Operations division’s income before provision for income taxes for the year ended December 31, 2008 was $145.4 million, a decrease of $63.8 million, or 30.5%, from $209.2 million in the prior year. The decrease in income before provision for income taxes for the year ended December 31, 2008 was a result of lower sales of body armor and a decrease in gross margins as a result of a poorer sales mix and lower operating leverage.

Our ESK Ceramics subsidiary’s income before provision for income taxes for the year ended December 31, 2008 was $4.2 million, a decrease of $9.2 million, or 68.5%, from $13.4 million in the prior year. The decrease in income before provision for income taxes for the year ended December 31, 2008 was the result of increased labor and electricity expenses, continued price reductions in our evaporation boat and our functional coating businesses due to competitive forces, a reduction in higher margin boron carbide powder sales to external customers and the negative impact of the exchange rate of the Euro when compared to the U.S. dollar.

 Our Semicon Associates division’s income before provision for income taxes for the year ended December 31, 2008 was $1.4 million, an increase of $246,000, or 21.8%, from $1.1 million in the prior year. The increase in income before provision for income taxes for the year ended December 31, 2008 was a result of higher sales of our microwave and laser cathodes products resulting in improved sales mix and operating leverage.

Our Thermo Materials division’s income before provision for income taxes for the year ended December 31, 2008 was $23.7 million, an increase of $21.4 million, or 928.4%, from $2.3 million in the prior year. The increase in income before provision for income taxes for the year ended December 31, 2008 was due to a sales mix change from lower sales of fused silica and casting product lines which have lower gross margins and an increase in the sales of crucibles, primarily in China, and defense products which have higher gross margins. The operations of our Minco, Inc. subsidiary, which were consolidated for all of 2008 compared to only part of 2007, contributed $1.5 million to the increase in income before provision for income taxes for the year ended December 31, 2008 compared to a contribution of $166,000 in the prior year.

Our Ceradyne Canada subsidiary’s loss before provision for income taxes improved to $69,000 for the year ended December 31, 2008, from a loss before provision for taxes of $3.0 million in the prior year. The decrease in the loss before provision for income taxes for the year ended December 31, 2008 was due to an improved sales mix caused by increased sales of our Boral® product line in 2008 compared to 2007 and higher operating leverage.

 Our Boron segment’s loss before provision for income taxes for the year ended December 31, 2008 was $15.5 million, a decrease of $16.2 million from income before provision of income taxes of $0.7 million in the prior year. The decrease was primarily caused by a $13.8 million loss before provision for income taxes incurred by our SemEquip, Inc. subsidiary, which we acquired on August 11, 2008. Included in the loss was a $9.8 million acquisition-related compensation charge associated with a pre-closing commitment by SemEquip, Inc. for incentive compensation for several of its employees and advisors. SemEquip is a late stage development company that incurred operating losses in connection with the development and marketing of “cluster molecules” such as B18H22 for use in the ion implantation of boron (B) in the manufacturing of semiconductors. We anticipate that SemEquip will continue to incur operating losses for the next two fiscal years. Additionally, our Boron Products subsidiary incurred a loss before provision for income taxes for the year ended December 31, 2008 of $1.7 million due to a reduction of sales of high margin products to the semiconductor industry as a result of a business contraction in that industry and poor manufacturing yields.

Income Taxes. Our provision for income taxes for the year ended December 31, 2008 was $56.4 million, a decrease of $24.5 million, or 30.3%, from $80.9 million in the prior year. The effective income tax rate for the year ended December 31, 2008 was 35.1% compared to 36.3% in the prior year. The decrease in the effective tax rate from the prior year resulted from a higher proportion of our pre-tax income originating from our operations in China where we did not pay income tax. Income taxes also decreased because pre-tax income was lower in 2008 compared to 2007.

Year Ended December 31, 2007 Compared to Year Ended December 31, 2006

Net Sales. Our net sales for the year ended December 31, 2007 were $756.8 million, an increase of $93.9 million, or 14.2%, from $662.9 million in the corresponding prior year period.

Our Advanced Ceramic Operations division had net sales for the year ended December 31, 2007 of $587.3 million, an increase of $58.6 million, or 11.1%, from the $528.7 million in the prior year. The primary reason for this improvement was the shipment of $551.3 million of ceramic body and other armor components for defense customers, an increase of $63.1 million, or 12.9%, from the $488.2 million of net sales in the prior year due to increased demand from the U.S. Department of Defense. Net sales for our automotive/diesel component product line, including cam rollers, were $11.0 million, a decrease of $6.0 million, or 35.6%, from the $17.0 million in the prior year. The primary reasons for this decrease were that our customers produced less heavy-duty diesel truck engines in 2007 and two of our customers replaced some of our ceramic cam rollers with cheaper steel products. Net sales of our orthodontic brackets product line were $10.6 million, an increase of $229,000, or 2.2%, from the $10.4 million in the prior year.

Our ESK Ceramics subsidiary had net sales for the year ended December 31, 2007 of $160.6 million, an increase of $12.4 million, or 8.4%, from the $148.2 million in the prior year. Approximately $7.9 million of this increase is attributable to a higher value of the Euro versus the U.S. dollar in 2007 compared to 2006. Sales of industrial products for the year ended December 31, 2007 were $92.6 million, an increase of $14.0 million, or 17.9%, from the $78.6 million in the prior year. This increase was the result of a higher demand for fluid handling and industrial wear parts. Sales of automotive/diesel products for the year ended December 31, 2007 were $20.7 million, an increase of $3.4 million, or 20.0%, from the $17.3 million in the prior year. This was caused by sales to new original equipment manufacturer (OEM) customers in 2007. Sales of defense products for the year ended December 31, 2007 were $45.2 million, a decrease of $7.1 million, or 13.5%, from the $52.3 million in the prior year. Included in sales of defense products for the year ended December 31, 2007 were inter-segment sales of $40.7 million compared to $40.4 million in the prior year. The decrease was due to a decrease of $7.4 million in sales of boron carbide powder to third parties in the defense industry for the year ended December 31, 2007, partially offset by an increase of $300,000 in sales of boron carbide powder to our Advanced Ceramic Operations division. Third parties purchased less boron carbide powder in 2007 because their sales of ceramic body armor declined.

Our Semicon Associates division had net sales for the year ended December 31, 2007 of $8.0 million, a decrease of $1.1 million, or 12.1%, from the $9.1 million in the prior year. The decrease in sales reflects lower shipments of microwave and laser cathodes of $0.7 million and $300,000 of magnets in 2007 when compared to 2006.

Our Thermo Materials division had net sales for the year ended December 31, 2007 of $32.0 million, an increase of $17.0 million, or 113.2%, from the $15.0 million in the prior year. The increase was due to an increase of $4.7 million in sales of crucibles used in the manufacture of photovoltaic cells for the solar energy markets. Of this increase, $2.1 million was from sales of crucibles manufactured by our new operation in China. Also contributing $12.1 million of the increase in sales was the consolidation of our acquisition, Minco, Inc., as of July 10, 2007. Offsetting these increases, were a decline in sales to the defense industry and a reduction in sales of ceramic rollers to the glass industry.

Our Ceradyne Canada subsidiary, which commenced operations in July 2006, had net sales for the year ended December 31, 2007 of $3.9 million, an increase of $1.5 million, or 62.8% from the $2.4 million in the prior year. The increase was due to a full year of operations in 2007 compared to only six months in 2006, and an increase in sales of metal matrix composite products.

Our Ceradyne Boron subsidiary, which we acquired on August 31, 2007, had net sales for the four month period ended December 31, 2007 of $7.8 million.

Gross Profit. Our gross profit was $306.0 million for the year ended December 31, 2007, an increase of $45.1 million, or 17.3%, from $260.9 million in the prior year. As a percentage of net sales, gross profit was 40.4% for the year ended December 31, 2007, compared to 39.4% for the prior year. The increase in gross profit as a percentage of net sales in the year ended December 31, 2007 was the result of increased sales, particularly of body armor, improved sales mix and higher operating leverage. The increase in gross profit was primarily caused by the increase in body armor sales and the inclusion of  our acquisitions during 2007 of Minco, Inc. and Ceradyne Boron Products in our consolidated results of operations.

Our Advanced Ceramic Operations division posted gross profit of $247.8 million for the year ended December 31, 2007, an increase of $38.1 million, or 18.2%, from $209.7 million in the prior year. As a percentage of net sales, gross profit was 42.2% for the year ended December 31, 2007, compared to 39.7% for the prior year. The primary reasons for the increase in gross profit and gross profit as a percentage of net sales were increased sales of body armor, improved sales mix and higher operating leverage.

Our ESK Ceramics subsidiary had a gross profit of $48.4 million, or 30.1% of net sales, for the year ended December 31, 2007, compared to gross profit of $47.7 million, or 32.2% of net sales, for the year ended December 31, 2006. The decrease in gross profit as a percentage of net sales in the year ended December 31, 2007 was the result of increased labor and electricity expenses, continued price reductions in our evaporation boat business due to competitive forces and a reduction in higher margin armor sales to external customers.

Our Semicon Associates division had gross profit of $1.9 million for the year ended December 31, 2007, a decrease of $0.6 million, or 23.9%, from $2.5 million in the prior year. As a percentage of net sales, gross profit was 24.0% for the year ended December 31, 2007, compared to 27.8% for the prior year. The decrease in gross profit and in gross profit as a percentage of net sales in the year ended December 31, 2007 were due primarily to sales returns and losses in our magnet business and lower sales of microwave and laser cathodes resulting in higher per unit manufacturing expenses.

Our Thermo Materials division had gross profit of $7.7 million for the year ended December 31, 2007, an increase of $4.5 million, or 141.5%, compared to $3.2 million in the prior year. As a percentage of net sales, gross profit was 24.8% for the year ended December 31, 2007, compared to 21.1% for the prior year.  The improvements in gross profit and gross profit as a percentage of sales were primarily due to lower sales of fused silica and casting product lines which have lower gross margins and an increase in the sales of crucibles which have higher gross margins. Also contributing $2.3 million of the increase in gross profit was the consolidation of our new acquisition, Minco, Inc., as of July 10, 2007.

Our Ceradyne Canada subsidiary, which commenced operations in July 2006, had a gross loss for the year ended December 31, 2007 of $1.9 million, an increase in the gross loss of $1.3 million, or 226.6%, from the $0.6 million gross loss in the prior year. The increase in the gross loss was caused by the continuation of start up expenses and higher scrap rates.

Our Ceradyne Boron subsidiary, which we acquired on August 31, 2007, contributed $2.9 million of gross profit for the four month period ended December 31, 2007.

 Selling Expenses. Our selling expenses were $26.9 million for the year ended December 31, 2007, an increase of $4.0 million, or 17.4%, from $22.9 million in the prior year. Selling expenses, as a percentage of net sales, increased from 3.5% for the year ended December 31, 2006 to 3.6% of net sales for the year ended December 31, 2007. The increase in selling expenses as a percentage of net sales was due to higher personnel expenses that could not be offset by price increases to customers. Increases in the number of employees and related personnel expenses and an additional $1.2 million of selling expenses from the consolidations of our acquisitions of Minco, Inc. as of July 10, 2007 and Ceradyne Boron Products as of September 1, 2007 primarily accounted for the increase in selling expenses for the year ended December 31, 2007.

General and Administrative Expenses. Our general and administrative expenses for the year ended December 31, 2007 were $40.8 million, an increase of $5.5 million, or 15.6%, from $35.3 million in the year ended December 31, 2006. General and administrative expenses, as a percentage of net sales, increased from 5.3% for the year ended December 31, 2006 to 5.4% of net sales for the year ended December 31, 2007. Contributing $3.1 million to the increase in general and administrative expenses for the year ended December 31, 2007 was the consolidation of our 2007 acquisitions of Minco, Inc. and Ceradyne Boron Products. Also contributing to the increase in general and administrative expenses for the year ended December 31, 2007 were increases in the number of employees and related personnel expenses, including increased bonus accruals as a result of the Company’s higher operating profits. The comparison to the prior year was favorably impacted by a non-cash charge of $2.2 million in the second quarter of 2006 based on the results of our Special Committee’s review of our historical stock option practices, including our underlying option grant documentation and procedures, as described in more detail above under the caption “Overview – Review of Historical Stock Option Grant Procedures,” and a related charge for payroll tax and penalties of $1.2 million.

Research and Development Expenses. Our research and development expenses for the year ended December 31, 2007 were $17.6 million, an increase of $7.7 million, or 77.1%, from $9.9 million in the prior year. Research and development expenses, as a percentage of net sales, increased from 1.5% for the year ended December 31, 2006 to 2.3% of net sales for the year ended December 31, 2007. The primary reason for these increases were development of next generation body armor products and the continuing development of combat vehicle armor.

Other Income (Expense). Our net other income for the year ended December 31, 2007 was $2.4 million, compared to net other expense of $1.3 million in the prior year. The primary reason for the increase was an increase in interest income received from investing higher cash balances in short-term marketable securities. Offsetting this was a charge of $2.1 million for impairment due to the other than temporary reduction in the value of our investments in auction rate securities. Interest expense was $7.6 million in the year ended December 31, 2007, compared to $7.2 million in the prior year.

Income before Provision for Income Taxes. Our income before provision for income taxes for the year ended December 31, 2007 was $223.1 million, an increase of $31.7 million, or 16.6%, from the $191.4 million in the prior year.

Our Advanced Ceramic Operations division’s income before provision for income taxes for the year ended December 31, 2007 was $209.3 million, an increase of $35.4 million, or 20.4%, from $173.9 million in the prior year. The increase in income before provision for income taxes for the year ended December 31, 2007 was a result of higher sales of body armor and an increase in gross margins as a result of improved sales mix and higher operating leverage.

Our ESK Ceramics subsidiary’s income before provision for income taxes for the year ended December 31, 2007 was $13.4 million, a decrease of $3.9 million, or 22.7%, from $17.3 million in the prior year. The decrease in income before provision for income taxes for the year ended December 31, 2007 was the result of increased labor and electricity expenses, higher selling expenses due to increases in the number of employees and related personnel expenses, higher research and development expenses because of the development of next generation ceramic powders for body armor products, and the negative impact of the exchange rate of the Euro when compared to the U.S. dollar.

 Our Semicon Associates division’s income before provision for income taxes for the year ended December 31, 2007 was $1.1 million, a decrease of  $449,000, or 28.4%, from $1.6 million in the prior year. The decrease in income before provision for income taxes for the year ended December 31, 2007 was a result of lower sales of our microwave and laser cathodes products resulting in higher per unit manufacturing expenses, and sales returns and losses in our magnet business.

Our Thermo Materials division’s income before provision for income taxes for the year ended December 31, 2007 was $2.3 million, an increase of $1.4 million, or 161.5%, from $0.9 million in the prior year. The increase in income before provision for income taxes for the year ended December 31, 2007 was primarily due to a sales mix change due to lower sales of fused silica and casting product lines which have lower gross margins and an increase in the sales of crucibles which have higher gross margins. Also contributing to the increase in income before provision for income taxes for the year ended December 31, 2007 was $166,000 of operating profit from our new acquisition, Minco, Inc.

Our Ceradyne Canada subsidiary’s loss before provision for income taxes for the year ended December 31, 2007 was $3.0 million, an increase of $2.4 million, or 347.2%, from $0.7 million in the prior year. The increase in the loss before provision for income taxes for the year ended December 31, 2007 was caused by the continuation of start up expenses, higher scrap rates and lower sales resulting in higher per unit expenses.

Our Ceradyne Boron Product subsidiary’s income before provision for income taxes for the year ended December 31, 2007 was $0.7 million.

Income Taxes. Our provision for income taxes for the year ended December 31, 2007 was $80.9 million, an increase of $16.0 million, or 24.7%, from $64.9 million in the prior year. The effective income tax rate for the year ended December 31, 2007 was 36.3% compared to 33.9% in the corresponding prior year period. The increase in the effective tax rate results from higher state tax rates due to apportionment of more sales inside of California and decreases in extraterritorial income related deductions. These increases to the effective tax rate were partially offset by an increase in the manufacturing deduction.

Liquidity and Capital Resources

We generally have met our operating and capital requirements with cash flow from operating activities and proceeds from the sale of shares of our common stock.

Our net cash position increased by $60.2 million during the year ended December 31, 2008, compared to a $141.6 million increase during the year ended December 31, 2007. For the year ended December 31, 2008, cash flow provided by operating activities amounted to $156.0 million. The primary factors contributing to cash flow from operating activities in the year ended December 31, 2008, were net income of $104.5 million, and adjustments of non-cash amounts related to depreciation and amortization of $36.7 million, non-cash interest expense on convertible debt of $3.9 million, stock compensation of $3.1 million, and $5.9 million of unrealized losses on auction rate securities. Also contributing to the increase in cash flow from operating activities was a decrease in accounts receivable and other receivables of $21.2 million due to lower sales compared to the previous year, a decrease in production tooling of $2.0 million due to lower production volume, an increase of  $9.8 million in other long term liabilities due primarily to the accrual of the pre-acquisition commitment by SemEquip, Inc. to pay incentive compensation to several of its employees and advisors, and an increase of  $6.3 million in the accrual for employee benefits at our ESK and Boron Products subsidiaries due to poor investment results during 2008 at their respective pension funds. These contributions to our cash flow from operating activities were offset in part by deferred income taxes of $3.1 million, increased levels of inventories of $6.6 million, an increase of $10.8 million in prepaid expenses due to an increase in tax deposits, and decreases of $13.3 million in accounts payable, $3.3 million in accrued expenses and income taxes payable. Higher levels of inventories were largely caused by a $6.9 increase in raw materials and finished goods inventory in connection with the expansion of our ceramic crucible business in China and in the United States, an increase of $1.8 million at our Boron segment and an increase of $4.7 million in inventory at our ESK subsidiary. ESK experienced rapidly declining sales in the fourth quarter of 2008 and due to long lead times in their production cycle could not reduce their inventory levels quick enough to offset the decline in sales during the quarter. These increases in inventory levels were partially offset by a decrease of $8.9 million in inventories at our ACO division because of a reduction in sales in 2008. Decreases in accounts payable and accrued expenses were caused by lower levels of business activity at our ACO division. Income taxes payable decreased because of lower levels of pre-tax net income in 2008 compared to 2007.

Investing activities consumed $49.5 million of our cash for the year ended December 31, 2008. This included $27.2 million for acquisitions, comprising $23.1 million (net of $2.2 million cash received) for the acquisition of SemEquip, Inc. and $4.1million for the acquisition certain assets and developed technology related to proprietary technical ceramic bearing patents and intellectual property. We also spent $44.0 million for the purchase of property, plant and equipment. Included in this amount is  $7.2 million for additional capacity for the production of ceramic crucibles at our China and Atlanta facilities, an additional $3.6 to support the production of raw materials at our Minco subsidiary that are consumed in the production of the ceramic crucibles, $9.9 million for the purchase of land and buildings to expand our general production capacity at our ESK Ceramics subsidiary’s plant in Kempten, Germany, $6.7 million to increase capacity for the fluid handling product line at ESK and $3.0 million for rolling mill equipment to support future growth at our Canada segment. These expenditures were partially offset by $21.7 million of proceeds from sales and maturities of marketable securities.

Financing activities during the year ended December 31, 2008 consumed net cash of $43.6 million. During the year, we purchased and retired 1,578,237 shares of our common stock at an aggregate cost of $44.7 million under a stock repurchase program authorized by our Board of Directors. We are authorized to repurchase and retire an additional $55.3 million for a total of $100.0 million. The negative effect of exchange rates on cash and cash equivalents of $2.7 million during the year ended December 31, 2008 was due to our investment in our German subsidiary, ESK Ceramics, and in our Chinese subsidiary, Ceradyne (Tianjin) Technical Ceramics., Ltd.

Our net cash position increased by $141.6 million during the year ended December 31, 2007, compared to a $78.0 million decrease during the year ended December 31, 2006. For the year ended December 31, 2007, cash flow provided by operating activities amounted to $153.6 million. The primary factors contributing to cash flow from operating activities in the year ended December 31, 2007, were net income of $142.2 million, and adjustments of non-cash amounts related to depreciation and amortization of $26.8 million, non-cash interest expense on convertible debt of $3.6 million and stock compensation of $2.5 million. A decrease in production tooling and prepaid expenses of $4.8 million and increases in other liabilities and other long term liability of $6.1 million added an aggregate of $10.9 million to cash flow. These contributions were offset in part by deferred income taxes of $3.6 million, increase in accounts receivable and other receivables of $3.7 million due to higher amounts of sales over the previous year, increased levels of inventories of $6.3 million, and decreased levels of accounts payable, accrued expenses, income tax payable and employee benefits that added an aggregate of $18.4 million. The increase in inventory was due to the increase in sales and production to support the growth of the Advanced Ceramic Operations segment.

During the year ended December 31, 2007, we used $20.9 million of our cash for investing activities. Uses of cash included $42.2 million for capital expenditures, $99.1 million in acquisition costs related to the purchases of Minco, Inc. and Ceradyne Boron Products, purchases of marketable securities of $700.4 million and we allocated $2.7 million of cash to a restricted status. Capital expenditures included $7.8 million to construct a building and purchase equipment for our expansion in China for the production of ceramic crucibles used to manufacture photovoltaic solar cells and $2.9 million for the expansion at ESK Ceramics for increased production capacity for our BORONEIGE® boron nitride product line. Proceeds from maturities and sales of marketable securities added $823.5 million of cash flow from investing activities.

Financing activities during the year ended December 31, 2007 provided net cash of $5.2 million.  We received cash proceeds of $401,000 relating to the issuance of common stock under our stock plan, and proceeds of $1.3 million from issuance of stock due to exercise of stock options and the gross tax benefit of $3.5 million due to exercise of stock options and issuance of stock upon vesting of restricted stock units. The effect of exchange rates on cash and equivalents was a positive $3.7 million due to our investments in our German subsidiary, ESK Ceramics, and in our Chinese subsidiary, Ceradyne (Tianjin) Technical Ceramics Co., Ltd.

During December 2005, we issued $121.0 million principal amount of 2.875% senior subordinated convertible notes due December 15, 2035. As of December 31, 2008 and 2007, long-term debt and the equity component (recorded in additional paid in capital, net of income tax benefit) associated with the notes, comprised the following amounts in accordance with FSP No. APB 14-2 (in thousands)

	December 31, 2008	December 31, 2007
Long-term debt
Principal amount	$121,000	$121,000
Unamortized discount	(18,369)	(22,252)

Net carrying amount	$102,631	$98,748

Equity component, net of income tax benefit	$17,228	$17,228

Interest on the notes is payable on December 15 and June 15 of each year, commencing on June 15, 2006. The notes are convertible into 17.1032 shares of our common stock for each $1,000 principal amount of the notes (which represents a conversion price of approximately $58.47 per share), subject to adjustment. The notes are convertible only under certain circumstances, including if the price of our common stock reaches, or the trading price of the notes falls below, specified thresholds, if the notes are called for redemption, if specified corporate transactions or fundamental change occur, or during the 10 trading days prior to maturity of the notes. We may redeem the notes at any time after December 20, 2010, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, up to but excluding the redemption date.

With respect to each $1,000 principal amount of the notes surrendered for conversion, we will deliver the conversion value to holders as follows: (1) an amount in cash equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than $1,000, an amount in shares or cash equal to such aggregate conversion value in excess of $1,000.

The notes contain put options, which may require us to repurchase in cash all or a portion of the notes on December 15, 2012, December 15, 2015, December 15, 2020, December 15, 2025, and December 15, 2030 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including contingent interest (as described below), if any, to but excluding the repurchase date.

We are obligated to pay contingent interest to the holders of the notes during any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning December 20, 2010 and ending on June 14, 2011, if the average trading price of the note for the five trading day period ending on the third trading day immediately preceding the first day of the relevant contingent interest period equals $1,200 (120% of the principal amount of a note) or more. The amount of contingent interest payable per note for any relevant contingent interest period shall equal 0.25% per annum of the average trading price of a note for the five trading day period ending on the third trading day immediately preceding the first day of the relevant contingent interest period.

In December 2005, we established an unsecured $10.0 million bank line of credit. As of December 31, 2008, there were no outstanding amounts on the line of credit. However, the available line of credit at December 31, 2008 has been reduced by outstanding letters of credit in the amount of $1.8 million. The interest rate on the credit line is based on the LIBOR rate for a period of one month plus a margin of 0.6 percent, which equaled 1.0 percent as of December 31, 2008. There is an additional charge per quarter based on a ratio of funded debt to consolidated earnings before interest, income taxes, depreciation and amortization. For the quarter ended December 31, 2008, based on this ratio the additional charge for the unused portion of the credit line amounted to 0.2 percent of the undisbursed portion of the credit line.

Pursuant to the bank line of credit, the Company is subject to certain covenants, which include, among other things, the maintenance of specified minimum amounts of tangible net worth and quick assets to current liabilities ratio. At December 31, 2008, the Company was in compliance with these covenants.

Our cash, cash equivalents and short-term investments totaled $224.1 million at December 31, 2008, compared to $187.3 million at December 31, 2007. At December 31, 2008, we had working capital of $400.8 million, compared to $353.9 million at December 31, 2007. Our cash position includes amounts denominated in foreign currencies, and the repatriation of those cash balances from our ESK Ceramics subsidiary does not result in additional tax costs. We believe that our current cash and cash equivalents on hand and cash available from the sale of short-term investments, cash available from additional borrowings under our revolving line of credit and cash we expect to generate from operations will be sufficient to finance our anticipated capital and operating requirements for at least the next 12 months. Our anticipated capital requirements primarily relate to the possible expansion of our manufacturing facilities in China and normal replacements of equipment. We also may utilize cash, and, to the extent necessary, borrowings from time to time to acquire other businesses, technologies or product lines that complement our current products, enhance our market coverage, technical capabilities or production capacity, or offer growth opportunities. We have no present agreements for any material acquisitions.

Our material contractual obligations and commitments as of December 31, 2008 are as follows (amounts in thousand):

	Payments Due by Period
	Total	Less than 1 Year	2-3 Years	4-5 Years	After 5 Years
Debt, principal amount	$121,000	$—	$—	$—	$121,000
Capital lease obligations	81	26	45	10	—
Non-cancelable leases	6,709	2,997	3,328	384	—
Pension benefits	10,243	649	1,599	1,819	6,176
Information technology services	1,998	744	1,247	7	—
Cash commitments for interest expense	93,926	3,479	6,958	6,958	76,533
Utility contract	9,710	—	9,710	—	—

Total contractual obligations	$243,669	$7,895	$22,887	$9,178	$203,709

As of December 31, 2008, we have $7.2 million of uncertain tax positions. We are unable to make a reasonable estimate regarding settlement of these uncertain tax positions, and as a result, they have been excluded from the table.

Off-Balance Sheet Arrangements

The only off-balance sheet arrangement is the conversion feature of our 2.875% convertible senior subordinated notes discussed above.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of financial condition and results of operations, as well as disclosures included elsewhere in this report are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparing these consolidated financial statements requires our management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingencies. Management has not determined how reported amounts would differ based on the application of different accounting policies. Management has also not determined the likelihood that materially different amounts could be reported under different conditions or using different assumptions. We believe that the critical accounting policies that most impact the consolidated financial statements are as described below. A summary of our significant accounting policies is included in Note 2 to our consolidated financial statements which begin on page F-1 of this report.

The application of accounting policies requires the use of judgment and estimates. As it relates to the Company, estimates and forecasts are required to determine sales returns and reserves, rebate reserves, allowances for doubtful accounts, reserves for excess and obsolete inventory, investments in unconsolidated affiliates, workers' compensation liabilities, employee benefit related liabilities, income taxes, any temporary or other than temporary impairment of assets, forecasted transactions to be hedged, litigation reserves and contingencies.

These matters that are subject to judgments and estimation are inherently uncertain, and different amounts could be reported using different assumptions and estimates. Management uses its best estimates and judgments in determining the appropriate amount to reflect in the financial statements, using historical experience and all available information. The Company also uses the assistance of outside experts where appropriate. The Company applies estimation methodologies consistently from year to year.

The Company believes the following are the critical accounting policies which could have the most significant effect on the Company's reported results and require subjective or complex judgments by management.

Sales Recognition. Sales are recorded when all of the following have occurred: an agreement of sale exists, the product has been delivered according to the terms of the sales order and collection is reasonably assured. Management is required to make judgments about whether or not collection is reasonably assured. We reduce revenue with reserves for sales returns. Allowances, which are recorded at the time revenue is recognized, in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists,” are based upon historical sales returns. We do not record a warranty reserve on the sale of our products. For our largest product line, body armor, all of which is sold to the U.S. government, each lot of body armor is tested at an independent laboratory and the lot cannot be released for shipment to the U.S. government until positive test results are received by both the U.S. government and us. For our non-body armor sales, we have experienced minimal claims from these types of sales. Additionally, due to the inherent nature, strength, durability and structural properties of ceramics, as well as a rigid quality control program that includes, for some of our customers, having the customer accept quality test results prior to shipment, we do not believe a warranty reserve is necessary.

Accounts Receivable. We review our trade accounts receivables and our estimates of the allowance for doubtful accounts each period. The allowance for doubtful accounts is determined by analyzing specific customer accounts and assessing the risk of uncollectibility based on insolvency, disputes or other collection issues. In addition, we routinely analyze the different aging categories and establish allowances based on the length of time receivables are past due (based on contractual terms). A write-off will occur if the settlement of the account receivable is less than the carrying amount or we ultimately determine the balance will not be collected. The amounts we will ultimately realize could differ materially from the amounts assumed in arriving at the allowance for doubtful accounts in the financial statements included in this report beginning on page F-1.

Inventories. Inventories are valued at the lower of cost (first-in, first-out) or market. The write-down of inventory for obsolete items is based on our estimate of the amount considered obsolete based on specific reviews of inventory items. In estimating the allowance, we rely on our knowledge of the industry as well as our current inventory levels. The amounts we will ultimately realize could differ from the estimated amounts. Inventory costs include the cost of material, labor and manufacturing overhead.

Accounting for Long-Lived Assets. In accordance with Statement of Financial Accounting Standards (“SFAS”), SFAS No. 144, ”Accounting for the Impairment or Disposal for Long-Lived Assets” (“SFAS 144”) long-lived assets and intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. If it is determined that such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flow over the remaining amortization periods, their carrying values are reduced to estimated fair market value. Estimated fair market value is determined primarily using the anticipated cash flow discounted at a rate commensurate with the risk involved. For the purposes of identifying and measuring impairment, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flow are largely independent of the cash flow of other assets and liabilities.

Goodwill and Intangible Assets. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”) goodwill is not being amortized, but instead is subject to an annual assessment of impairment by applying a fair-value based test.

The Company performs an annual impairment test for goodwill as of the fiscal year end in the fourth quarter of each year. Goodwill is allocated to six reporting units, which represent the Company’s operating segments. The Company has defined its reporting units and completed the impairment testing of goodwill at the operating segment level, as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company’s reporting units are: Advanced Ceramics Operations, Semicon Associates, Thermo Materials, ESK Ceramics, Ceradyne Canada and Ceradyne Boron Products. SFAS 142 requires the Company to compare the fair value of the goodwill to the carrying amount on an annual basis to determine if there is potential impairment. If the fair value of goodwill is less than the carrying value, an impairment loss is recorded to the extent that the fair value of the goodwill is less than the carrying value. Fair value was determined based on discounted cash flows and market multiples for each business unit with significant goodwill. We compared each reporting unit’s fair value to its carrying value. The use of discounted cash flows requires that we make various economic, market and business assumptions in developing our internal forecasts, the useful life over which cash flows will occur, and determination of our weighted average cost of capital that reflect our best estimates when performing the annual impairment test. We believe the methods we use to determine these underlying assumptions and estimates are reasonable. However, our assumptions and estimates may differ significantly from actual results, or circumstances could change in the future which may then cause us to later conclude that an impairment exists, or with hindsight, it may appear that we could have understated the extent of impairment based on new information that was unknown at the prior testing date. We may incur a goodwill impairment charge in the future, if for example, the market price of our stock materially declines, if the financial results of our operations deteriorate or other circumstances require an impairment charge. At December 31, 2008, our net book value was below our market capitalization. Based on a control factor that was considered and the discounted cash flows used in our assessment, an impairment to goodwill was not warranted at December 31, 2008. At December 31, 2008, no impairment of goodwill had occurred. Intangible assets with definite lives are amortized over their estimated useful lives based on the economic consumption method.

Pension. The Company provides pension benefits to its employees of its subsidiaries of ESK Ceramics and Ceradyne Boron Products. For the pension plans of both subsidiaries, we make several assumptions that are used in calculating the expense and liability of the plans. These key assumptions include the expected long-term rate of return on plan assets and the discount rate. In selecting the expected long-term rate of return on assets, we consider the average future rate of earnings expected on the funds invested or to be invested to provide for the benefits under the pension plans. This includes considering the plans’ asset allocations and the expected returns likely to be earned over the life of this plan. The discount rate reflects the estimated rate at which an amount that is invested in a portfolio of high-quality debt instruments would provide the future cash flows necessary to pay benefits when they come due. In addition the expense and liabilities of the plan were determined using other assumptions for future experience, such as mortality rates. The actuarial assumptions used by us may differ materially from actual results due to changing market and economic conditions or longer or shorter life spans of the participants. Our actual results could differ materially from those we estimated, which could require us to record a greater amount of pension expense.

Recent Accounting Pronouncements

    In December 2007, the FASB issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”) which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect SFAS 141R will have an impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 introduces significant changes in the accounting and reporting for business acquisitions and noncontrolling interest ("NCI") in a subsidiary. SFAS 160 also changes the accounting for and reporting for the deconsolidation of a subsidiary. Companies are required to adopt the new standard for fiscal years beginning after December 15, 2008. The Company has evaluated the impact of this standard and does not expect it to have a significant impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Companies are required to adopt SFAS 161 for fiscal years beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present in Conformity With GAAP,” FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on the Company’s results of operations, financial condition or liquidity.

In May 2008, FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) was issued which specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008. Early adoption was not permitted. The Company adopted FSP No. APB 14-1 on January 1, 2009, and the adoption impacted the historical accounting for the 2.875% senior subordinated convertible notes due December 15, 2035.  The impact of the adoption of FSP No. APB 14-1 is discussed in Note 4 to the consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s results of operations, financial condition or cash flows.

In April 2008, FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. FAS 142-3”) was issued which provides for additional considerations to be used in determining useful lives and requires additional disclosure regarding renewals. FSP No. FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Company is currently evaluating the impact of this standard.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective upon issuance and applies to the Company’s current financial statements. The application of the provisions of FSP 157-3 did not materially affect the Company’s results of operations or financial condition as of and for the year ended December 31, 2008.

ITEM 8. FINANCIAL STATEMENT AND SUPPLEMENTARY DATA

The Consolidated Financial Statements and Supplementary Data commence at page F-1 of this report and an index thereto is included in Part IV, Item 15 of this report.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) List of documents filed as part of this report:

Financial Statements:

CERADYNE, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Board of Directors and Stockholders of Ceradyne, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows present fairly, in all material respects, the financial position of Ceradyne, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management's Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company's 2008 Annual Report on Form 10-K.  Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits in 2008, 2007 and 2006.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As discussed in Note 4 to the consolidated financial statements, the Company changed the manner in which it accounts for certain convertible debt instruments effective January 1, 2009.

As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions in 2007.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in Management's Report on Internal Control over Financial Reporting (not presented herein), management has excluded SemEquip, Inc. from its assessment of internal control over financial reporting as of December 31, 2008 because it was acquired by the Company on August 11, 2008.  We have also excluded SemEquip, Inc. from our audit of internal control over financial reporting.  SemEquip's total assets and total revenues represent, in aggregate, 6.3% and 0.09%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.

/s/ PricewaterhouseCoopers LLP

Orange County, California

February 23, 2009, except for the effects of the change in accounting for convertible debt instruments discussed in Note 4, as to which the date is June 12, 2009.

CERADYNE, INC.

CONSOLIDATED BALANCE SHEETS
(In thousands, except for share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$215,282	$155,103
Short term investments	6,140	29,582
Restricted cash	2,702	2,660
Accounts receivable, net of allowances for doubtful accounts of $686 and $792 in 2008 and 2007, respectively	64,631	85,346
Other receivables	5,316	5,704
Inventories, net	101,017	92,781
Production tooling, net	14,563	16,632
Prepaid expenses and other	24,170	12,391
Deferred tax asset	11,967	12,455

Total current assets	445,788	412,654

Property, plant and equipment, net	251,928	243,892
Long term investments	24,434	38,089
Intangible assets, net	84,384	37,578
Goodwill	45,324	46,848
Other assets	2,669	3,593

Total assets	$854,527	$782,654

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,954	$35,990
Accrued expenses	21,999	22,483
Income taxes payable	-	258

Total current liabilities	44,953	58,731

Long-term debt	102,631	98,748
Employee benefits	19,088	13,650
Other long term liabilities	41,816	4,985
Deferred tax liability	7,045	14,723

Total liabilities	215,533	190,837

Commitments and contingencies (Note 8)

Stockholders’ equity:
Common Stock, $0.01 par value: 100,000,000 authorized; 25,830,374 and 27,318,530 shares issued and outstanding at December 31, 2008 and 2007, respectively	259	272
Additional paid in capital	163,291	202,930
Retained earnings	461,741	357,261
Accumulated other comprehensive income	13,703	31,354

Total stockholders’ equity	638,994	591,817

Total liabilities and stockholders’ equity	$854,527	$782,654

The accompanying notes are an integral part of these consolidated statements

CERADYNE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Years ended December 31,
	2008	2007	2006
Net sales	$680,197	$756,835	$662,888
Cost of product sales	414,885	450,787	401,991

Gross profit	265,312	306,048	260,897

Operating expenses:
Selling	31,231	26,917	22,919
General and administrative	43,889	40,801	35,293
Acquisition related charge	9,824	-	-
Research and development	14,782	17,552	9,909

	99,726	85,270	68,121

Operating income	165,586	220,778	192,776

Other income (expense)
Royalty income	66	174	120
Interest income	7,553	12,394	6,687
Miscellaneous, net	(4,425)	(2,599	(919)
Interest expense	(7,876)	(7,618	(7,236)

	(4,682)	2,351	(1,348)

Income before provision for income taxes	160,904	223,129	191,428
Provision for income taxes	56,424	80,946	64,934

Net income	$104,480	$142,183	$126,494

Net income per common share:
Basic	$3.95	$5.22	$4.70
Diluted	$3.91	$5.13	$4.62
Shares used in computing per common share amounts:
Basic	26,446	27,252	26,924
Diluted	26,689	27,732	27,352

The accompanying notes are an integral part of these consolidated statements

CERADYNE, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands, except for share data)
	Common Stock
	Number of Shares	Amount	Retained Earnings	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance, December 31, 2005, as previously reported	26,795,774	$170,722	$88,632	$(1,506)	$(7,328)	$250,520
Adjustment for adoption of FSP No. APB 14-2	—	17,228	(48)	—	—	17,180

Balance, December 31, 2005, as adjusted	26,795,774	187,950	88,584	(1,506)	(7,328)	267,700
Comprehensive income:
Net income	—	—	126,494	—	—	126,494
Net unrealized loss on available-for-sale securities	—	—	—	—	(63)	(63)
Minimum pension liability, net	—	—	—	—	282	282
Cumulative translation adjustment	—	—	—	—	18,401	18,401

Total comprehensive income	—	—	—	—	—	145,114

FAS 158 pension adjustment, net	—	—	—	—	(241)	(241)
Issuance of common stock	29,188	571	—	—	—	571
Exercise of stock options	294,050	2,312	—	—	—	2,312
Tax benefit from exercise of stock options	—	2,524	—	—	—	2,524
Stock based compensation	—	3,901	—	—	—	3,901
Deferred compensation	—	(1,506)	—	1,506	—	—

Balance, December 31, 2006	27,119,012	$195,752	$215,078	—	$11,051	$421,881
Comprehensive income:
Net income	—	—	142,183	—	—	142,183
Net unrealized loss on available-for-sale securities	—	—	—	—	(434)	(434)
Net change in pension liability	—	—	—	—	1,123	1,123
Cumulative translation adjustment	—	—	—	—	19,614	19,614

Total comprehensive income	—	—	—	—	—	162,486

Issuance of common stock	19,204	401	—	—	—	401
Exercise of stock options	180,314	1,297	—	—	—	1,297
Tax benefit from exercise of stock options	—	3,301	—	—	—	3,301
Stock based compensation	—	2,451	—	—	—	2,451

Balance, December 31, 2007	27,318,530	$203,202	$357,261	—	$31,354	$591,817
Comprehensive income:
Net income		—	104,480	—	—	104,480
Net unrealized loss on available-for-sale securities	—	—	—	—	(5,271)	(5,271)
Net change in pension liability	—	—	—	—	(3,296)	(3,296)
Cumulative translation adjustment	—	—	—	—	(9,084)	(9,084)

Total comprehensive income	—	—	—	—	—	86,829

Issuance of common stock	55,281	809	—	—	—	809
Repurchases of common stock	(1,578,237)	(44,705)	—	—	—	(44,705)
Exercise of stock options	34,800	366	—	—	—	366
Tax benefit from exercise of stock options	—	769	—	—	—	769
Stock based compensation	—	3,109	—	—	—	3,109

Balance, December 31, 2008	25,830,374	$163,550	$461,741	$—	$13,703	$638,994

The accompanying notes are an integral part of these consolidated statements

CERADYNE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
	Years ended December 31
	2008	2007	2006
Cash flows from operating activities:
Net income	$104,480	$142,183	$126,494
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	36,668	26,751	18,054
Non-cash interest on convertible debt	3,883	3,594	3,326
Deferred income taxes	(3,136)	(3,620)	(6,159)
Stock compensation	3,109	2,451	3,901
Net unrealized loss on auction rate securities	5,870	-	-
Loss on equipment disposal	257	908	152
Changes in operating assets and liabilities, net of assets acquired:
Accounts receivable, net	20,830	(1,584)	(17,392)
Other receivables	333	(2,149)	(607)
Inventories, net	(6,623)	(6,270)	(2,987)
Production tooling, net	2,018	4,473	(5,670)
Prepaid expenses and other	(10,825)	337	(4,388)
Other assets	(427)	(1,154)	(168)
Accounts payable	(13,256)	(3,797)	10,749
Accrued expenses	(3,029)	(827)	2,209
Income tax payable	(232)	(12,754)	3,762
Other liabilities	114	1,125	7,265
Other long term liability	9,667	4,985	686
Employee benefits	6,269	(1,066)	-

Net cash provided by operating activities	155,970	153,586	139,227

Cash flows from investing activities:
Purchases of property, plant and equipment	(44,047)	(42,245)	(36,008)
Changes in restricted cash	(42)	(2,660)	-
Purchases of marketable securities	-	(700,443)	(673,214)
Proceeds from sales and maturities of marketable securities	21,738	823,499	490,488
Acquisition of businesses, net of cash acquired	(27,208)	(99,098)	(6,679)
Proceeds from sale of equipment	84	9	-

Net cash (used in) investing activities	(49,475)	(20,938)	(225,413)

Cash flows from financing activities:
Proceeds from issuance of common stock for stock plans	---	401	571
Proceeds from issuance of stock due to exercise of stock options	366	1,297	2,312
Tax benefit due to exercise of stock options	769	3,531	2,884
Shares repurchased	(44,705)	-	-

Net cash (used in) provided by financing activities	(43,570)	5,229	5,767

Effect of exchange rates on cash and cash equivalents	(2,746)	3,679	2,424

Increase (decrease) in cash and cash equivalents	60,179	141,556	(77,995)
Cash and cash equivalents, beginning of period	155,103	13,547	91,542

Cash and cash equivalents, end of period	$215,282	$155,103	$13,547

Supplemental disclosures of cash flow information:
Interest paid	$3,484	$3,520	$3,452

Income taxes paid	$63,545	$90,775	$65,333

Supplemental schedule of non-cash financing activities:
Fulfillment of 401(k) obligations through the issuance of stock	$1,291	$1,085	$828

The accompanying notes are an integral part of these consolidated statements

1. Description of Business

Ceradyne, Inc. (“Ceradyne” or “the Company”) develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. The Company’s expertise in ceramic material science as well as a vertically integrated approach of designing much of its key equipment and controlling the manufacturing process from raw material powders to finished product allows the Company to design and manufacture precision, high quality advanced technical ceramic products to meet demanding customer specifications. The Company markets its products to a broad range of industries in 63 countries. The Company’s customers include the U.S. government, prime government contractors and large industrial and commercial manufacturers.

In many high performance applications, products made of advanced technical ceramics meet specifications that similar products made of metals, plastics or traditional ceramics cannot achieve. Advanced technical ceramics can withstand extremely high temperatures, combine hardness with light weight, are highly resistant to corrosion and wear, and often have excellent electrical insulation capabilities, special electronic properties and low friction characteristics.

2. Summary of Significant Accounting Policies

a. Principles of Consolidation and Nature of Operations

The consolidated financial statements include the financial statements of Ceradyne, Inc. (a Delaware Corporation), and its subsidiaries. Ceradyne, Inc. and its subsidiaries are collectively referred to herein as the “Company”. All significant intercompany accounts and transactions have been eliminated.

b. Cash and Cash Equivalents

The Company considers all highly liquid investments with an initial maturity of three months or less when purchased to be cash equivalents.

c. Investments

The Company’s short term investments consist of marketable securities, primarily high-grade corporate and government securities. The Company’s long term investments consist of auction rate securities (“ARS”). The Company classifies its investments as available-for-sale based on the Company’s intent.

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This new standard addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles. In accordance with FASB Staff Position FAS 157-2, Effective Date of SFAS 157, the Company deferred the adoption of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

SFAS 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: quoted market prices in active markets for identical assets and liabilities

Level 2: observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: unobservable inputs that are not corroborated by market data

The carrying value of cash and cash equivalents, accounts receivable and trade payables approximates the fair value due to their short-term maturities.

For recognition purposes, on a recurring basis, the Company measures available for sale short-term and long-term investments at fair value. Short-term investments had an aggregate fair value of $6.1 million at December 31, 2008 and $29.6 million at December 31, 2007. The fair value of these investments is determined using quoted prices in active markets. Long-term investments, comprising auction rate securities, had an aggregate fair value of $24.4 million at December 31, 2008 and $38.1 million at December 31, 2007.  Long term investments at December 31, 2008 reflect the impact of cumulative pre-tax temporary impairment charges of $8.6 million against accumulated other comprehensive income and cumulative pre-tax other than temporary impairment charges of $8.0 million, which comprised charges in the income statement of $5.9 million and $2.1 million in 2008 and 2007, respectively, due to reductions in the value of its investments in auction rate securities. The Company’s investments in ARS represent interests in insurance securitizations supported by pools of residential and commercial mortgages, asset backed securities and other structured credits relating to the credit risk of various bond guarantors. These ARS were intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. During the second half of the year 2007 and continuing into 2008, the auctions for these securities failed. As a result of current negative conditions in the global credit markets, auctions for the Company’s investment in these securities have recently failed to settle on their respective settlement dates. Consequently, the investments are not currently liquid through the normal auction process and may be liquid if a buyer is found outside the auction process.

Prior to June 30, 2008, the Company was able to determine the fair value of its investments in ARS using a market approach valuation technique based on Level 2 inputs that did not require significant adjustment. Since June 30, 2008, the market demand for ARS has declined significantly due to the complexity of these instruments, the difficulty of determining the values of some of the underlying assets, declines in the issuer’s credit quality and disruptions in the credit markets. At December 31, 2008, the Company determined that the market for its investments in ARS and for similar securities was not active since there were few observable or recent transactions for these securities or similar securities. The Company’s investments in ARS were classified within Level 3 of the fair value hierarchy because the Company determined that significant adjustments using unobservable inputs were required to determine fair value as of December 31, 2008.

An auction rate security is a type of structured financial instrument where its fair value can be estimated based on a valuation technique that includes the present value of future cash flows (principal and interest payments), review of the underlying collateral and considers relevant probability weighted and risk adjusted observable inputs and minimizes the use of unobservable inputs. Probability weighted inputs included the following:

  •   Probability of earning maximum rate until maturity

  •   Probability of passing auction at some point in the future

  •   Probability of default at some point in the future (with appropriate loss severity assumptions)

The Company determined that the appropriate risk-free discount rate (before risk adjustments) used to discount the contractual cash flows of its ARS ranged from 0.3 to 3.4 percent, based on the term structure of the auction rate security. Liquidity risk premiums are used to adjust the risk-free discount rate for each auction rate security to reflect uncertainty and observed volatility of the current market environment. The risk of nonperformance has been captured within the probability of default and loss severity assumptions noted above. The risk-adjusted discount rate, which incorporates liquidity risk, appropriately reflects the Company’s estimate of the assumptions that market participants would use (including probability weighted inputs noted above) to estimate the selling price of the asset at the measurement date.

In determining whether the decline in value of the ARS investments was other than temporary, the Company considered several factors including, but not limited to, the following: (1) the reasons for the decline in value (underlying collateral, credit event, interest related or market fluctuations); (2) the Company’s ability and intent to hold the investments for a sufficient period of time to allow for recovery of value; (3) whether the decline is substantial; and (4) the historical and anticipated duration of the events causing the decline in value. The evaluation for other than temporary impairments is a quantitative and qualitative process, which is subject to various risks and uncertainties. The risks and uncertainties include changes in the credit quality of the securities, changes in liquidity as a result of normal market mechanisms or issuer calls of the securities, and the effects of changes in interest rates.

With respect to the ARS that have had temporary reductions, the Company has the intent and ability to hold the ARS investments until recovery of fair value, which may be maturity or earlier if called, and therefore does not consider these unrealized losses to be other than temporary.

At December 31, 2008, the Company had no derivative financial instruments.

d. Foreign Exchange Risk Management

The Company measures the financial statements of its foreign subsidiaries using the local currency as the functional currency. Assets and liabilities of these subsidiaries are translated at the exchange rate on the balance sheet date. Revenues, costs and expenses are translated at the rates of exchange prevailing during the year. Translation adjustments resulting from this process are included in stockholders’ equity. Net gains from foreign currency transactions for the year ended December 31, 2008 were $1.4 million and are included in other income, miscellaneous.

e. Accounts Receivable, Net

Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is determined by analyzing specific customer accounts and assessing the risk of uncollectibility based on insolvency, disputes or other collection issues. In addition, the Company routinely analyzes the different aging categories and establishes allowances based on the length of time receivables are past due (based on contractual terms). A write-off will occur if the settlement of the account receivable is less than the carrying amount or the Company ultimately determines the balance will not be collected. We do not have any off-balance-sheet credit exposure related to our customers.

The following are changes in the allowance for doubtful accounts for the years ended December 31, 2008, 2007 and 2006 (in thousands):

	Balance at Beginning of Year	Additions	Write-offs and Recoveries	Balance at End of Year
December 31, 2008	$792	$955	$1,061	$686
December 31, 2007	$1,158	$111	$477	$792
December 31, 2006	$545	$1,025	$412	$1,158

f. Inventories

Inventories are stated at the lower of cost (determined on a standard cost basis which approximates first-in, first-out (FIFO)) or market. The write-down of inventory for obsolete items is based on management’s estimate of the amount considered obsolete based on specific reviews of inventory items. In estimating the write-down, management relies on its knowledge of the industry as well as its current inventory levels. The amounts the Company will ultimately realize could differ from amounts estimated by management. Inventory costs include the cost of material, labor and manufacturing overhead. The following is a summary of inventories, net of reserves, by component (in thousands):

	December 31,
	2008	2007
Raw materials	$18,377	$22,772
Work-in-process	45,180	46,853
Finished goods	37,460	23,156

	$101,017	$92,781

g. Production Tooling

The Company’s production tooling primarily consists of graphite tooling used in the manufacturing and furnace processes. This tooling is being amortized over three to nine months and is included in the cost of the products produced and expensed through cost of product sales in the income statement.

h. Property, Plant and Equipment, Net

Property, plant and equipment is recorded at cost and consists of the following (in thousands):

	December 31,
	2008	2007
Land and land improvements	$17,073	$15,086
Buildings and improvements	97,234	81,965
Machinery and equipment	202,963	179,727
Leasehold improvements	8,241	16,572
Office equipment	26,175	19,512
Construction in progress	13,469	16,880

	365,155	329,742
Accumulated depreciation and amortization	(113,227)	(85,850)

	$251,928	$243,892

Depreciation and amortization of property, plant and equipment are provided using the straight-line method over the following estimated useful lives:

Buildings and improvements	30 years

Machinery and equipment	3 to 12 years

Office equipment	5 years

Leasehold improvements	Shorter of 10 years or the term of lease

Maintenance, repairs and minor renewals are charged to expense as incurred. Repairs and maintenance expense approximated $9.7 million, $13.2 million, and $8.8 million in 2008, 2007, and 2006, respectively. Additions and improvements are capitalized. When assets are disposed of, the applicable costs and accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in the results of operations. Depreciation expense was approximately $31.5 million, $23.7 million, and $18.1 million in 2008, 2007, and 2006, respectively.

i. Goodwill and Intangible Assets, Net

In accordance with SFAS 142, goodwill is not amortized, but instead goodwill and other intangible assets are required to be tested for impairment annually and under certain circumstances. The Company performs such testing of goodwill in the fourth quarter of each year at year end, or as events occur or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The Company has defined its reporting units and completed the impairment testing of goodwill at the operating segment level, as defined by SFAS 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company’s operating segments are reporting units that engage in business activities, for which discrete financial information is available. The Company compares the fair value of the reporting units to the carrying value of the reporting units for goodwill impairment testing. Fair value is determined using a discounted cash flow method and/or prevailing multiples for each reporting unit. The use of discounted cash flows requires the use of various economic, market and business assumptions in developing the Company’s internal forecasts, the useful life over which cash flows will occur, and determination of the Company’s weighted average cost of capital that reflect the Company’s best estimates when performing the annual impairment test. However, the Company’s assumptions and estimates may differ significantly from actual results. We may incur a goodwill impairment charge in the future, if for example, the market price of our stock materially declines, if the financial results of our operations deteriorate or other circumstances require an impairment charge. At December 31, 2008, our net book value was below our market capitalization. Based on a control factor that was considered and the discounted cash flows used in our assessment, an impairment to goodwill was not warranted at December 31, 2008. December 31, 2008, no impairment of goodwill had occurred. Intangible assets with definite lives are amortized over their estimated useful lives based on the economic consumption method.

The roll forward of the goodwill balance by segment for the years ended December 31, 2008 and 2007 is as follows (in thousands):

	ACO	Semicon	Thermo	ESK	Canada	Boron Products	Total
December 31, 2006	$2,608	$603	$279	$9,196	$3,832	—	$16,518
Acquisition of Minco, Inc.	—	—	11,099		—	—	11,099
Acquisition of Boron Products	—	—	—	—	—	18,251	18,251
Translation	—	—	—	980	—	—	980

December 31, 2007	2,608	603	11,378	10,176	3,832	18,251	$46,848
Translation and other	—	—	(1,047)	(477)	—	—	(1,524)

December 31, 2008	$2,608	$603	$10,331	$9,699	$3,832	$18,251	$43,324

The components of intangibles assets were as follows (in thousands):

	December 31, 2008			December 31, 2007
	Gross Amount	Accumulated Amortization	Net Amount	Gross Amount	Accumulated Amortization	Net Amount
Amortizing Intangible Assets
Backlog	$1,795	$1,795	$—	$1,795	$1,795	$—
Developed technology	42,489	3,106	39,383	11,617	1,666	9,951
Trade name	1,110	302	808	1,110	142	968
Customer Relationships	46,604	4,465	42,139	25,230	947	24,283
Non-compete agreement	500	500	—	500	178	322
Non-amortizing tradename	2,054	—	2,054	2,054	—	2,054

Total	$94,552	$10,168	$84,384	$42,306	$4,728	$37,578

All of the intangible assets were acquired in 2004, 2006, 2007 and 2008 (see Note 3).

The estimated useful lives for intangible assets are:

Identified Intangible Asset	Estimated Useful Life in Years or Months
Developed technology	10 years –12.5 years
Tradename	10 years
Customer relationships	10 years – 12.5 years
Backlog	1 month – 3 months
Non-compete agreement	15 months

Amortization of definite-lived intangible assets will be approximately $7,257 in 2009, $7,506 in 2010, $7,846 in 2011, $8,238 in 2012 and $9,156 in 2013. Amortization expense was $5,176 in 2008, $3,131, in 2007 and $565 in 2006.

j. Sales Recognition

Sales are recorded when all of the following have occurred: an agreement of sale exists, the product has been delivered according to the terms of the sales order and collection is reasonably assured. Management is required to make judgments about whether or not collection is reasonably assured. The Company reduces revenue with reserves for sales returns. Allowances, which are recorded at the time revenue is recognized, in accordance with SFAS No. 48, “Revenue Recognition When Right of Return Exists,” are based upon historical sales returns. The Company does not record a warranty reserve on the sale of its products. For its largest product line, body armor, all of which is sold to the U.S. Government, each lot of body armor is tested at an independent laboratory and the lot cannot be released for shipment to the U.S. Government until positive test results are received by both the U.S. Government and the Company. For its non-body armor sales, the Company has experienced minimal claims from these types of sales. Additionally, due to the inherent nature, strength, durability and structural properties of ceramics, as well as a rigid quality control program that includes, for some of our customers, having the customer accept quality test results prior to shipment, management does not believe a warranty reserve is necessary.

k. Net Income Per Share

Basic net income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding. Diluted net income per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding plus the effect of any dilutive stock options and restricted stock units using the treasury stock method and the net share settlement method for the convertible debt.

The following is a summary of the number of shares entering into the computation of net income per common and common equivalent share:

	December 31,
	2008	2007	2006
Weighted average number of shares outstanding	26,445,785	27,252,448	26,923,916
Dilutive stock options	217,972	285,427	364,002
Dilutive restricted stock units	25,434	39,853	63,931
Dilutive convertible note shares	-	154,274	-

Number of shares used in dilutive computation	26,689,191	27,732,002	27,351,849

l. Accounting for Long-Lived Assets

In accordance with SFAS 144, long-lived assets and intangible assets with definite lives are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. If it is determined that such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair market value. Estimated fair market value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. For the purposes of identifying and measuring impairment, long-lived assets are grouped with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities.

m. Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

n. Research and Development

Costs associated with research and development were $14.8 million, $17.6 million and $9.9 million for years ended December 31, 2008, 2007 and 2006, respectively. In addition, the Company historically has and continues to engage in application engineering and internally funded research to improve and reduce the cost of products and to develop new products.

o. Fair Value of Financial Instruments

The carrying value of accounts receivable and trade payables approximates the fair value due to their short-term maturities. The carrying value of the Company’s unused line of credit is considered to approximate fair market value, as the interest rates of these instruments are based predominantly on variable reference rates. The fair value of long-term debt was $83.2 million and is based on quoted market prices at December 31, 2008.

p. Income Taxes

The Company accounts for income taxes using the asset and liability approach. Under this approach, deferred taxes are determined based on the differences between the financial statements and the tax bases using rates as enacted in tax laws. A valuation allowance is established if it is “more likely than not” that all or a portion of the deferred tax asset will not be realized.

In June 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, Accounting for Income Taxes. Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. The Company adopted FIN 48 effective January 1, 2007 and the provisions of FIN 48 have been applied to all tax positions under Statement No. 109, “Accounting for Income Taxes” (“SFAS 109”) upon initial adoption. The cumulative effect of applying the provisions of this interpretation had no effect on the opening balance of retained earnings in 2007.

q. Share-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. SFAS 123(R) supersedes the Company’s previous accounting under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) for periods beginning in fiscal 2006. In March 2005, the SEC issued Staff Accounting Bulletin No. 107, “Share Based Payment” (“SAB 107”) relating to SFAS 123(R). The Company has applied the provisions of SAB 107 in its adoption of SFAS 123(R).

On November 10, 2005, FASB issued Staff Position No. SFAS 123(R)-3, “Transition Election Related to Accounting for Tax Effects of Share-Based Payment Awards” (“SFAS 123(R)-3”). The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and Consolidated Statements of Cash Flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS 123(R). The Company has elected to adopt the provisions of SFAS 123(R)-3.

r. Comprehensive Income

Comprehensive income encompasses all changes in equity other than those arising from transactions with stockholders, and consists of net income, currency translation adjustments, pension liability changes and unrealized net gains and losses on investments classified as available-for-sale. As of December 31, 2008 and 2007, accumulated other comprehensive income is as follows (in thousands):

	December 31,
	2008	2007
Unrealized loss on available-for-sale-securities, net	$(5,911)	$(640)
Net change in pension liability	(3,124)	172
Cumulative translation adjustment	22,738	31,822

	$13,703	$31,354

s. Fair Value Measurements

On January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). This new standard addresses how companies should measure fair value when they are required to use a fair value measure for recognition or disclosure purposes under generally accepted accounting principles.  In accordance with FASB Staff Position FAS 157-2, Effective Date of SFAS. 157, the Company deferred the adoption of SFAS 157 for one year for nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.

SFAS 157 requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1: quoted market prices in active markets for identical assets and liabilities

Level 2: observable market based inputs or unobservable inputs that are corroborated by market data

Level 3: unobservable inputs that are not corroborated by market data

The carrying value of cash and cash equivalents, accounts receivable and trade payables approximates the fair value due to their short-term maturities.

For recognition purposes, on a recurring basis, the Company measures available for sale short-term and long-term investments at fair value.  Short-term investments had an aggregate fair value of $6.1 million at December 31, 2008 and $29.6 million at December 31, 2007. The fair value of these investments is determined using quoted prices in active markets.  Long-term investments, comprising auction rate securities, had an aggregate fair value of $24.4 million at December 31, 2008 and $38.1 million at December 31, 2007.  During the years ended December 31, 2008 and December 31, 2007, the Company recognized pre-tax charges of $5.9 million and $2.1 million, respectively, due to other-than-temporary reductions in the value of its investments in auction rate securities. The Company also recognized pre-tax charges of $7.8 million and $0.8 million against other comprehensive income during the years ended December 31, 2008 and December 31, 2007, respectively, due to temporary reductions in the value of its investments in auction rate securities. Cumulatively to date, the Company has incurred $8.0 million in pre-tax charges due to other-than-temporary reductions in the value of its investments in auction rate securities and pre-tax temporary impairment charges against other comprehensive income of $8.6 million. The Company’s investments in auction rate securities represent interests in insurance securitizations supported by pools of residential and commercial mortgages, asset backed securities and other structured credits relating to the credit risk of various bond guarantors. These auction rate securities were intended to provide liquidity via an auction process that resets the applicable interest rate at predetermined calendar intervals, allowing investors to either roll over their holdings or gain immediate liquidity by selling such interests at par. During the second half of the year 2007 and during 2008, the auctions for these securities failed. As a result of current negative conditions in the global credit markets, auctions for the Company’s investment in these securities have recently failed to settle on their respective settlement dates. Consequently, the investments are not currently liquid through the normal auction process and may be liquid if a buyer is found outside the auction process.

Prior to June 30, 2008, the Company was able to determine the fair value of its investments in auction rate securities using a market approach valuation technique based on Level 2 inputs that did not require significant adjustment. Since June 30, 2008, the market demand for auction rate securities has declined significantly due to the complexity of these instruments, the difficulty of determining the values of some of the underlying assets, declines in the issuer’s credit quality and disruptions in the credit markets. At December 31, 2008, the Company determined that the market for its investments in auction rate securities and for similar securities was not active since there were few observable or recent transactions for these securities or similar securities. The Company’s investments in auction rate securities were classified within Level 3 of the fair value hierarchy because the Company determined that significant adjustments using unobservable inputs were required to determine fair value as of December 31, 2008.

An auction rate security is a type of structured financial instrument where its fair value can be estimated based on a valuation technique that includes the present value of future cash flows (principal and interest payments), review of the underlying collateral and considers relevant probability weighted and risk adjusted observable inputs and minimizes the use of unobservable inputs. Probability weighted inputs included the following:

Probability of earning maximum rate until maturity

Probability of passing auction at some point in the future

Probability of default at some point in the future (with appropriate loss severity assumptions)

The Company determined that the appropriate risk-free discount rate (before risk adjustments) used to discount the contractual cash flows of its auction rate securities ranged from 0.3 to 3.4 percent, based on the term structure of the auction rate security.  Liquidity risk premiums are used to adjust the risk-free discount rate for each auction rate security to reflect uncertainty and observed volatility of the current market environment. This risk of nonperformance has been captured within the probability of default and loss severity assumptions noted above. The risk-adjusted discount rate, which incorporates liquidity risk, appropriately reflects the Company’s estimate of the assumptions that market participants would use (including probability weighted inputs noted above) to estimate the selling price of the asset at the measurement date.

In determining whether the decline in value of the ARS investments was other-than-temporary, the Company considered several factors including, but not limited to, the following: (1) the reasons for the decline in value (credit event, interest related or market fluctuations); (2) the Company's ability and intent to hold the investments for a sufficient period of time to allow for recovery of value; (3) whether the decline is substantial; and (4) the historical and anticipated duration of the events causing the decline in value. The evaluation for other-than-temporary impairments is a quantitative and qualitative process, which is subject to various risks and uncertainties. The risks and uncertainties include changes in the credit quality of the securities, changes in liquidity as a result of normal market mechanisms or issuer calls of the securities, and the effects of changes in interest rates.

With respect to the ARS that have had temporary reductions, the Company has the intent and ability to hold the ARS investments until recovery of fair value, which may be maturity or earlier if called, and therefore does not consider these unrealized losses to be other-than-temporary.

At December 31, 2008, the Company had no derivative financial instruments.

Assets measured at fair value on a recurring basis include the following as of December 31, 2008:

	Fair Value Measurements at December 31, 2008 Using
(In thousands)	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Carrying Value at December 31, 2008
Cash and cash equivalents (including restricted cash)	$217,984	$-	$-	$217,984
Short term investments	6,140	-	-	6,140
Long term investments	-	-	24,434	24,434
Other long-term financial asset	$1,355	$-	$-	$1,355

On a nonrecurring basis, the Company is required to use fair value measures when measuring plan assets of the Company’s pension plans.  As the Company elected to adopt the measurement date provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans”, as of January 1, 2007, the Company was required to determine the fair value of the Company’s pension plan assets as of December 31, 2008 and December 31, 2007.  The fair value of pension plan assets was $6.4 million and $8.9 million at December 31, 2008 and December 31, 2007, respectively.  These assets are valued in highly liquid markets.

Additionally, on a recurring basis, the Company uses fair value measures when analyzing asset impairment. Long-lived tangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  If it is determined such indicators are present and the review indicates that the assets will not be fully recoverable, based on undiscounted estimated cash flows over the remaining amortization periods, their carrying values are reduced to estimated fair value. Estimated fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. During the fourth quarter of each year, the Company evaluates goodwill and indefinite-lived intangibles for impairment using the income approach. The income approach is a valuation technique under which estimated future cash flows are discounted to their present value to calculate fair value. When analyzing indefinite-lived intangibles for impairment, the Company uses a relief from royalty method which calculates the cost savings associated with owning rather than licensing the trade name, applying an assumed royalty rate within the Company’s discounted cash flow calculation.

For disclosure purposes, the Company is required to measure the fair value of outstanding debt on a recurring basis.  The fair value of outstanding debt is determined using quoted prices in active markets.  Long-term debt is reported at amortized cost in accordance with SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.” The fair value of long-term debt, based on quoted market prices, was $83.2 million at December 31, 2008 and $128.7 million at December 31, 2007.

t. New Accounting Pronouncements

In December 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141R, “Business Combinations” (“SFAS 141R”) which establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. SFAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company does not expect SFAS No. 141R to have a significant impact on its consolidated financial statements when effective, but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions the Company consummates after the effective date. The Company has evaluated the impact of this standard on future acquisitions and currently does not expect it to have a significant impact on its financial position, results of operations or cash flows.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 introduces significant changes in the accounting and reporting for business acquisitions and noncontrolling interest (“NCI”) in a subsidiary. SFAS 160 also changes the accounting for and reporting for the deconsolidation of a subsidiary. Companies are required to adopt the new standard for fiscal years beginning after December 15, 2008. The Company has evaluated the impact of this standard and currently does not expect it to have a significant impact on its financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133” (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows. Companies are required to adopt SFAS 161 for fiscal years beginning after November 15, 2008.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” The statement is intended to improve financial reporting by identifying a consistent hierarchy for selecting accounting principles to be used in preparing financial statements that are prepared in conformance with generally accepted accounting principles. Unlike Statement on Auditing Standards (SAS) No. 69, “The Meaning of Present in Conformity With GAAP,” FAS No. 162 is directed to the entity rather than the auditor. The statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (PCAOB) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with GAAP,” and is not expected to have any impact on the Company’s results of operations, financial condition or liquidity.

In May 2008, FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-1”) was issued which specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. FSP No. APB 14-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company adopted FSP No. APB 14-1 on January 1, 2009 and the adoption impacted the historical accounting for the 2.875% senior subordinated convertible notes due December 15, 2035. The impact of the adoption of FSP No. APB 14-1 is discussed in Note 4 to the consolidated financial statements.

In June 2008, the FASB issued FSP Emerging Issues Task Force (EITF) No. 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities.” Under the FSP, unvested share-based payment awards that contain rights to receive nonforfeitable dividends (whether paid or unpaid) are participating securities, and should be included in the two-class method of computing EPS. The FSP is effective for fiscal years beginning after December 15, 2008, and interim periods within those years, and is not expected to have a significant impact on the Company’s results of operations, financial condition or cash flows.

In April 2008, FSP No. FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP No. FAS 142-3”) was issued which provides for additional considerations to be used in determining useful lives and requires additional disclosure regarding renewals. FSP No. FAS 142-3 is effective for fiscal years beginning after December 15, 2008. Early adoption is not permitted. The Company is currently evaluating the impact of this standard.

In October 2008, the FASB issued FSP SFAS No. 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active”, (“FSP 157-3”), to clarify the application of the provisions of SFAS 157 in an inactive market and how an entity would determine fair value in an inactive market. FSP 157-3 was effective upon issuance and applies to the Company’s current financial statements. The application of the provisions of FSP 157-3 did not materially affect the Company’s results of operations or financial condition as of and for the year ended December 31, 2008.

3. Acquisitions

Acquisition of SemEquip, Inc.

On August 11, 2008, the Company completed the acquisition of SemEquip, Inc. (“SemEquip”) pursuant to a merger of SemEquip with a wholly-owned subsidiary of Ceradyne. SemEquip is a leader in the development of cluster ion implantation sub-systems and advanced ion source materials for the manufacture of logic and memory chips. SemEquip’s technologies enable the utilization of cluster beam ion implantation for manufacturing advanced integrated circuits at low cost and high throughput rates. Ceradyne paid $25.0 million in cash at closing, of which $1.7 million was distributed as incentive compensation to several SemEquip employees and advisors as described below, and incurred direct transaction fees and expenses of $2.0 million. Ceradyne used a portion of its existing cash to make these payments. In addition, Ceradyne will pay contingent consideration of up to $100.0 million in cash during the 15-year period following completion of the merger based upon revenues achieved over that period by SemEquip. The $1.7 million portion of the closing date consideration paid to SemEquip employees and advisors and a portion of the contingent consideration to be paid by Ceradyne over 15 years relates to a pre-closing commitment by SemEquip to pay incentive compensation to several of its employees and advisors. This incentive compensation will not increase the total consideration Ceradyne will pay for the acquisition, but it required Ceradyne to record a $9.8 million pre-tax compensation charge during the year ended December 31, 2008. The net value of fair value of assets acquired and liabilities assumed exceeded the total amount of the purchase price paid. As the Company may be required to pay contingent consideration in the future, the Company accrued an additional $25.2 million of purchase consideration to represent the difference between the net fair value of assets acquired and liabilities assumed and the purchase price paid.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” the acquisition has been accounted for under the purchase method of accounting. Under the purchase method of accounting, the assets acquired and liabilities assumed are recorded at the date of acquisition at their respective fair values.

The total purchase price of the SemEquip acquisition was as follows (in thousands):

Cash consideration paid to SemEquip stockholders	$23,315
Accrued purchase consideration	25,235
Direct transaction fees and expenses	1,970

Total purchase price	$50,520

The above purchase price has been allocated based on the fair values of assets acquired and liabilities assumed.

The purchase price has been allocated as follows (in thousands):

Cash	$2,192
Inventories	3,574
Accounts receivable, net	446
Other current assets	276
Property, plant and equipment	1,071
Intangible assets	48,189
Accounts payable and other liabilities	(3,685)
Non-current deferred tax liability, net	(1,543)

Net assets acquired	$50,520

The non-current deferred tax liability was recorded net of the tax benefit associated with net operating loss carryforwards of SemEquip that were generated prior to the acquisition date (see Note 6).

Of the $48.2 million of acquired intangible assets, $26.9 million was assigned to developed technology rights that have a useful life of approximately 10 years and $21.3 million was assigned to customer relationships with a useful life of approximately 10 years. The amounts assigned to intangible assets were based on management’s estimate of the fair value. Developed technology rights recorded in connection with the acquisition of SemEquip were established as intangible assets under paragraph 39 of SFAS 141 as the underlying technologies are legally protected by patents covering the alternative ion implantation process using “cluster boron” technology. The developed technology rights are both transferable and separable from the acquired entity.

Identification and allocation of value to the identified intangible assets was based on the provisions of SFAS No. 141. The fair value of the identified intangible assets was estimated by performing a discounted cash flow analysis using the “income” approach. This method includes a forecast of direct revenues and costs associated with the respective intangible assets and charges for economic returns on tangible and intangible assets utilized in cash flow generation. Net cash flows attributable to the identified intangible assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered contractual relationships, customer attrition, eventual development of new technologies and market competition.

The estimates of expected useful lives were based on guidance from SFAS No. 141 and take into consideration the effects of competition, regulatory changes and possible obsolescence. The useful lives of technology rights were based on the number of years in which net cash flows have been projected. The useful lives of customer relationships were estimated based upon the length of the contracts currently in place and probability-based estimates of contract renewals in the future.

 Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of the following:

•	SemEquip historical operating margins and performance of comparable publicly traded entities

•	Number of customers and SemEquip market share

•	Contractual and non-contractual relationships with large customers, and

•	Patents held

The results of operations of SemEquip have been included in the accompanying consolidated statements of operations from the acquisition date. The following unaudited pro forma information assumes the SemEquip acquisition occurred at the beginning of each period presented below. Accordingly, pro forma adjustments have been included in the information below for disclosure purposes only. These unaudited pro forma results have been prepared for informational purposes only and do not purport to represent what the results of operations would have been had the SemEquip acquisition occurred as of the date indicated, nor of future results of operations. The unaudited pro forma results for the years ended December 31, 2008 and 2007 were as follows (amounts in table in thousands, except per share data):

	2008	2007
Net sales	$682,978	$760,642
Net income (1)	100,639	127,467

Basic income per share	$3.81	$4.68
Diluted income per share	$3.77	$4.60

(1)
The unaudited pro forma information for the years ended December 31, 2008 and 2007 includes the $9.8 million pre-tax acquisition related compensation charge associated with a pre-closing commitment by SemEquip to pay incentive compensation to several of its employees and advisors, which has been recognized in the Company’s historical results of operations for these periods. The unaudited pro forma information for the years ended December 31, 2008 and 2007 include pro forma adjustments to reflect pre-tax increase in amortization expense of $398,000 and $0.7 million, respectively, related to management’s estimate of the fair value of intangible assets acquired in the SemEquip acquisition.

Asset Purchase – Proprietary Technical Ceramic Bearing Technology

In June 2008, the Company completed the purchase of certain assets and developed technology related to proprietary technical ceramic bearings. These patented bearings are used for “down hole” oil drilling and for coal bed methane pumps and steam assisted oil extraction pumps. The purchase price was approximately $3.9 million in cash, which included $115,000 of transaction costs. The Company paid an additional $250,000 in consideration during November 2008 conditioned upon the relocation of certain key employees. In addition, the Company will make future payments of (1) up to an additional $2.0 million if certain revenue milestones are achieved, and (2) a royalty of three percent of net sales of these bearings for the life of the acquired patents. The Company considers this acquisition to be immaterial.

In accordance with SFAS No. 141, the acquisition has been accounted for under the purchase method of accounting. The following table summarizes the components of the purchase price (in thousands):

Cash	$4,000
Transaction costs	115

Total purchase price	$4,115

Fair value of assets acquired:
Fixed assets	$29
Customer relationships	120
Developed technology	3,966

Total fair value of assets acquired	$4,115

The Company considers this acquisition to be immaterial for disclosure of pro forma financial information.

Acquisition of Minco, Inc.

On July 10, 2007, the Company completed the acquisition of Minco, Inc. (“Minco”) based in Midway, Tennessee, pursuant to a Sale and Purchase Agreement of the same date. Minco’s results from operations are included in the Company’s Consolidated Statements of Income from the date of acquisition.

The purchase price was approximately $28.1 million in cash, which included $216,000 of transaction costs.

Minco is a key supplier of raw materials to Ceradyne’s Thermo Materials division. Minco was founded in 1977 to manufacture and market fused silica powders for a wide range of industrial applications. Minco's fusing process, which is the basis of its entire product line, is based on its proprietary technology.

In accordance with SFAS No. 141, “Business Combinations” (“SFAS 141”), the acquisition has been accounted for under the purchase method of accounting. The following table summarizes the components of the purchase price (in thousands):

Cash	$27,905
Transaction costs	216

Total purchase price	$28,121

Fair value of assets acquired and liabilities assumed:
Cash	$332
Accounts receivable, net	2,503
Inventory	3,301
Property, plant and equipment	7,114
Other assets	1,473
Assumed liabilities	(1,892)
Deferred taxes	(3,741)
Backlog	110
Developed technology	1,510
Tradename	650
Customer relationships	6,210
Non-compete	500
Goodwill	10,051

$28,121

The goodwill resulting from the Minco acquisition is included with the Thermo Materials segment. Goodwill will not be amortized but is subject to an ongoing assessment for impairment. Under SFAS 109 the goodwill from Minco is not tax deductible.

The estimated useful lives for Minco’s intangible assets are as follows:

Identified Intangible Asset	Estimated Useful Life in Years or Months
Developed technology	10 years
Tradename	10 years
Customer relationships	10 years
Backlog	1 month
Non-compete agreement	15 months

The Company considers this acquisition to be immaterial for disclosure of pro forma financial information.

Acquisition of EaglePicher Boron LLC

On August 31, 2007, the Company completed the purchase of EaglePicher Boron LLC. (“EP Boron”) located in Quapaw, Oklahoma pursuant to a Sale and Purchase Agreement dated June 27, 2007. EP Boron was renamed Boron Products, LLC and is doing business as Ceradyne Boron Products. Their results from operations are included in the Company’s Consolidated Statements of Income from the date of acquisition.

The purchase price was approximately $71.3 million in cash which included $1.7 million of transaction costs.

EP Boron was established in the early 1970's to produce the boron isotope 10B. This isotope is a strong neutron absorber and is used for both nuclear waste containment and nuclear power plant neutron radiation control. EP Boron also produces complementary chemical isotopes used in the normal operation and control of nuclear power plants. Ceradyne anticipates that this acquisition will further strengthen its entry into the nuclear waste containment and other nuclear power plant related ceramic materials markets.

In accordance with SFAS 141, the acquisition has been accounted for under the purchase method of accounting. The following table summarizes the components of the purchase price (in thousands):

Cash	$69,600
Transaction costs	1,709

Total purchase price	$71,309

Fair value of assets acquired and liabilities assumed:
Accounts receivable, net	$2,811
Inventory	6,375
Property, plant and equipment	23,636
Other assets	61
Assumed liabilities	(1,505)
Backlog	1,110
Developed technology	2,280
Customer relationships	18,290
Goodwill	18,251

$71,309

In accordance with SFAS 141, the new intangible asset balance for each acquisition will be allocated between identifiable intangible assets and remaining goodwill. Under SFAS 109, the goodwill from this acquisition is tax deductible over 15 years.

The estimated useful lives for Ceradyne Boron Products’ intangible assets are as follows:

Identified Intangible Asset	Estimated Useful Life in Years or Months
Developed technology	12.5 years
Customer relationships	12.5 years
Backlog	3 months

The Company considers this acquisition to be immaterial for disclosure of pro forma financial information.

Asset purchase - “Boral®” product line

On June 30, 2006, the Company completed the purchase of certain assets and technology related to the “Boral®” product line of AAR Manufacturing, Inc., a subsidiary of AAR Corp. The purchase price for the acquisition was approximately $6.7 million consisting of all cash. The Company considers this to be an immaterial acquisition.

The purchase price was allocated as follows (in thousands):

Boral Product Line

Net tangible assets	$717
Intangible assets (estimated useful life of 10 years)	2,130
Goodwill	3,832

Total purchase price	$6,679

4. Debt and Bank Borrowing Arrangements; Convertible Note and Common Stock Offerings

During December 2005, the Company completed a public offering of 2,070,000 shares of common stock at a price to the public of $43.31 per share. The Company received net proceeds of approximately $84.6 million from this offering after deducting offering expenses and underwriting discounts of $5.0 million. Concurrent with the common stock offering, during December 2005, the Company issued $121.0 million of 2.875% senior subordinated convertible notes due December 15, 2035.
In May 2008, FASB Staff Position (“FSP”) No. APB 14-1, “Accounting for Convertible Debt Instruments That May be Settled in Cash upon Conversion (Including Partial Cash Settlement)” (“FSP No. APB 14-2”) was issued which specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the issuer’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The Company adopted FSP No. APB 14-2 as of January 1, 2009, and the adoption impacted the historical accounting for the Notes. The adoption of FSP No. APB 14-2 resulted in the following retrospective changes in long-term debt, debt issuance costs (included in other noncurrent assets), deferred tax liability, additional paid in capital and retained earnings:

(in Thousands)	Net Increase (Decrease)
	Long -Term Debt	Debt Issuance Costs	Deferred Tax Liability	Additional Paid In Capital	Retained Earnings
Allocation of long term debt proceeds and issuance costs to equity component on issuance date	$(29,261)	$(1,018)	$11,015	$17,228	$-
Cumulative retrospective impact from amortization of discount on liability component and debt issuance costs	3,414	204	(1,252)	-	(1,958)
Cumulative retrospective impact at January 1, 2007	(25,847)	(814)	9,763	17,228	(1,958)
Retrospective impact from amortization of discount on liablity component and debt issuance costs during the year	3,595	182	(1,331)	-	(2,082)
Cumulative retrospective impact at December 31, 2007	$(22,252)	$(632)	$8,432	$17,228	$(4,040)

The adoption of FSP No. APB 14-2 also resulted in increased interest expense of approximately $3.7 million in 2008, $3.4 million in 2007 and $3.1 million in 2006 and decreased net income by $2.3 million in 2008, $2.1 million in 2007 and $1.9 million in 2006. The retrospective impact to earnings per share was a decrease of $0.09 in 2008, $0.08 in 2007 and $0.07 in  2006.

As of December 31, 2008 and 2007, long-term debt and the equity component (recorded in additional paid in capital, net of income tax benefit) associated with the Notes, retrospectively changed in accordance with FSP No. APB 14-2, comprised the following (in thousands):

	December 31, 2008	December 31, 2007
Long-term debt
Principal amount	$121,000	$121,000
Unamortized discount	(18,369)	(22,252)
Net carrying amount	$102,631	$98,748

Equity component, net of income tax benefit	$17,228	$17,228

The discount on the liability component of long-term debt is being amortized using the effective interest method based on an annual effective rate of 7.5%, which represented the market interest rate for similar debt without a conversion option on the issuance date, through December 2012, which coincides with the first date that holders of the Notes can exercise their put option as discussed below. The amount of interest expense recognized relating to both the contractual interest coupon and the amortization of the discount on the liability component was $7.4 million in 2008, $7.1 million in 2007 and $6.8 million in 2006.

Interest on the notes is payable on December 15 and June 15 of each year, commencing on June 15, 2006. The notes are convertible into 17.1032 shares of Ceradyne’s common stock for each $1,000 principal amount of the notes (which represents a conversion price of approximately $58.47 per share), subject to adjustment. The notes are convertible only under certain circumstances, including if the price of the Company’s common stock reaches specified thresholds, if the notes are called for redemption, if specified corporate transactions or fundamental change occur, or during the 10 trading days prior to maturity of the notes. The Company may redeem the notes at any time after December 20, 2010, for a price equal to 100% of the principal amount plus accrued and unpaid interest, including contingent interest (as described below), if any, up to but excluding the redemption date. In addition, the Notes may be converted, at the option of the holders, on or prior to the final maturity date if during the five business day period after any five consecutive trading day period in which the trading price per $1,000 principal value amount of notes for each day of that period was less than 98% of the product of the closing price for our common stock for each day of that period and the applicable conversion rate. This conversion provision represents an embedded derivative. However, based on the de minimus value associated with this feature, no value was assigned at issuance and at December 31, 2008.

With respect to each $1,000 principal amount of the notes surrendered for conversion, the Company will deliver the conversion value to holders as follows: (1) an amount in cash equal to the lesser of (a) the aggregate conversion value of the notes to be converted and (b) $1,000, and (2) if the aggregate conversion value of the notes to be converted is greater than the $1,000, an amount in shares or cash equal to such aggregate conversion value in excess of $1,000.

The notes contain put options, which may require the Company to repurchase in cash all or a portion of the notes on December 15, 2012, December 15, 2015, December 15, 2020, December 15, 2025, and December 15, 2030 at a repurchase price equal to 100% of the principal amount of the notes to be repurchased plus accrued and unpaid interest, including contingent interest (as described below), if any, up to but excluding the repurchase date.

The Company is obligated to pay contingent interest to the holders of the notes during any six-month period from June 15 to December 14 and from December 15 to June 14, commencing with the six-month period beginning December 20, 2010 and ending on June 14, 2011, if the average trading price of the note for the five trading day period ending on the third trading day immediately preceding the first day of the relevant contingent interest period equals $1,200 (120% of the principal amount of a note) or more. The amount of contingent interest payable per note for any relevant contingent interest period shall equal 0.25% per annum of the average trading price of a note for the five trading day period ending on the third trading day immediately preceding the first day of the relevant contingent interest period. This contingent interest payment feature represents an embedded derivative. However, based on the de minimus value associated with this feature, no value was assigned at issuance and at December 31, 2008.

On or prior to the maturity date of the notes, upon the occurrence of a fundamental change, under certain circumstances, the Company will provide for a make whole amount by increasing, for the time period described herein, the conversion rate by a number of additional shares for any conversion of the notes in connection with such fundamental change transactions. The amount of additional shares will be determined based on the price paid per share of Ceradyne’s common stock in the transaction constituting a fundamental change and the effective date of such transaction. This make whole premium feature represents an embedded derivative. Since this feature has no measurable impact on the fair value of the notes and no separate trading market exists for this derivative, the value of the embedded derivative was determined to be de minimis. Accordingly, no value has been assigned at issuance or at December 31, 2008.

The Company utilizes a convertible bond pricing model and a probability weighted valuation model, as applicable, to determine the fair values of the embedded derivatives noted above.

In December 2005, the Company established an unsecured $10.0 million line of credit which expires on December 30, 2010. As of December 31, 2008, there were no outstanding amounts on the line of credit. However, the available line of credit at December 31, 2008 has been reduced by outstanding letters of credit in the amount of $1.8 million. The interest rate on the credit line is based on the LIBOR rate for a period of one month, plus a margin of 0.6 percent, which equaled 1.1% as of December 31, 2008.

Pursuant to the bank line of credit, the Company is subject to certain covenants, which include, among other things, the maintenance of specified minimum amounts of tangible net worth and quick assets to current liabilities ratio. At December 31, 2008, the Company was in compliance with these covenants.

5. Financial Instruments

Foreign Exchange Risk Management

The Company enters into foreign exchange forward contracts to reduce earnings and cash flow volatility associated with foreign exchange rate changes to allow management to focus its attention on its core business operations. Accordingly, the Company enters into contracts which change in value as foreign exchange rates change to economically offset the effect of changes in value of foreign currency assets and liabilities, commitments and anticipated foreign currency denominated sales and operating expenses. The Company enters into foreign exchange forward contracts in amounts between minimum and maximum anticipated foreign exchange exposures, generally for periods not to exceed one year. These derivative instruments are not designated as accounting hedges. As of December 31, 2008, the Company did not have any outstanding forward exchange contracts.

6. Income Taxes

The provision for income taxes is comprised of the following for each of the years ended December 31 (in thousands):

	2008	2007	2006
Current, domestic	$59,303	$79,406	$66,862
Current, foreign	229	4,897	4,713

Current, total	59,532	84,303	71,575

Deferred, domestic	(3,041)	(2,316)	(7,679)
Deferred, foreign	(67)	(1,041)	1,038

Deferred, total	(3,108)	(3,357)	(6,641)

Provision for income taxes	$56,424	$80,946	$64,934

The components of the Company’s deferred tax asset (liability) as of December 31, 2008 and 2007 are as follows (in thousands):
	December 31,
	2008	2007
Deferred tax asset:
Inventory	$6,806	$5,342
Vacation accrual	950	1,061
Bad debt allowance	199	323
Accrued payroll	1,615	1,759
State taxes	1,992	3,310
Other	1,487	1,228
Total current deferred tax asset, before valuation allowance	13,049	13,023
Valuation allowance	(467)	-
Current deferred tax asset, net of valuation allowance	$12,582	$13,023

Current deferred tax (liability):
Prepaid expenses	(615)	(568)
Total current deferred tax (liability):	(615)	(568)

Net current deferred tax asset	$11,967	$12,455

Non current deferred tax assets:
Deferred compensation	$2,906	$2,653
Accrued payroll	1,355	1,638
Acquisition related compensation	4,012	-
Unrealized currency loss	-	358
State taxes	558	257
Net operating loss carryforwards	18,842	494
Research credits	2,091	-
Unrealized investment loss	6,605	861
Pension liability	1,889	-
Foreign tax credit carryforward	771	-
Total non current deferred tax assets	39,029	6,261
Valuation allowance	(2,222)	-
Non current deferred tax assets, net of valuation allowance	36,807	6,261

Non current deferred tax (liabilities):
Depreciation and amortization	(10,821)	(7,859)
Fixed asset step up	(962)	(911)
Intangible asset step up	(24,382)	(3,307)
Convertible debt	(6,981)	(8,432)
Other	(706)	(475)
Total non current deferred tax (liabilities)	(43,852)	(20.984)

Net non current deferred tax (liability)	$(7,045)	$(14,723)

The Company had net operating loss ("NOL") carryforwards at December 31, 2008, of $41.7 million and $38.9 million for federal and state income tax purposes, respectively. This NOL was primarily attributable to the acquisition of SemEquip, Inc. in August 2008. It is subject to potential utilization restrictions on an annual basis as a result of the ownership change. The NOL will begin to expire in 2021 if not utilized.

At December 31, 2008, the Company had approximately $1.0 million and $1.2 million in federal and state research and development credit carryforwards, respectively, which will begin to expire in 2016. These credits were attributable to the acquisition of SemEquip, Inc. These credits are subject to potential utilization restrictions on an annual basis as a result of the ownership change.

At December 31, 2008, the Company established a valuation allowance of $2.7 million which comprises certain research and development credits and NOL for state income tax purposes as the ultimate utilization of these items were less than “more likely than not”.

The effective income tax rate for the years ended December 31, 2008, 2007 and 2006 differs from the Federal statutory income tax rate due to the following items (in thousands):

	December 31,
	2008	2007	2006
Income before taxes, domestic	$136,801	$212,194	$176,366
Income before taxes, foreign	24,103	10,845	15,062

Income before taxes, total	$160,904	$223,039	$191,428

Provision for income taxes at federal statutory rate (35%)	56,317	78,095	67,000
State income taxes, net of federal benefit	4,575	9,331	2,145
Permanent items	247	584	398
Extraterritorial income exclusion	-	-	(2,417)
Credits	(564)	(502)	(399)
Manufacturing deduction	(2,882)	(4,147)	(1,600)
Foreign earnings not taxed at federal rate	(5,583)	-	-
Other	4,314	(2,415)	(193)

Provision for income taxes	$56,424	$80,946	$64,934

Effective tax rate	35.1%	36.3%	33.9%

The exercise of stock options represents a tax benefit and has been reflected as a reduction of taxes payable and an increase to the additional paid-in capital account. The benefit recorded was $0.8 million, $3.3 million and $4.9 million for the years ended December 31, 2008, 2007 and 2006, respectively.

The Company's effective tax rate considers the impact of undistributed earnings of subsidiary companies outside of the U.S.  The Company does not provide for U.S. federal income taxes or tax benefits on the undistributed earnings or losses of its international subsidiaries because such earnings are reinvested and, in the opinion of management, will continue to be reinvested indefinitely. As of December 31, 2008, the Company had not provided federal income taxes on earnings of approximately $16.4 million from its international subsidiaries. Should these earnings be distributed in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes and withholding taxes in various international jurisdictions. These taxes will be partially offset by U.S. foreign tax credits.  Determination of the related amount of unrecognized deferred U.S. income taxes is not practicable because of the complexities associated with this hypothetical calculation.  However, from time to time and to the extent that the Company can repatriate overseas earnings on a tax-free basis, the Company's foreign subsidiaries will pay dividends to the U.S. Material changes in the Company's working capital and long-term investment requirements could impact the decisions made by management with respect to the level and source of future remittances and, as a result, the Company's effective tax rate.

The Company's China subsidiary generated cumulative taxable income as of December 31, 2008. The China subsidiary has a tax holiday, which will expire in 2013.

The Company has adopted FIN 48 effective January 1, 2007. The adoption of FIN 48 resulted in no change to the reserve for unrecognized tax benefits (UTBs) that existed under FAS 5 at December 31, 2006. As such, there is no change recorded to retained earnings as a result of the adoption. A reconciliation of the beginning and ending amount of UTBs is as follows (in thousands):

	2008	2007
Balance at January 1,	$4,556	$6,178
Additions based on tax positions related to the current year	676	494
Additions for tax positions of prior years	2,724	-
Reductions of tax positions of prior years	(729)	(2,116)
Balance at December 31,	$7,227	$4,556

It is the Company's policy to classify accrued interest and penalties as part of the income tax provision. The Company recognized $1.2 million of interest expense related to UTBs for the year ended December 31, 2008 and $77,000 for the year ended December 31, 2007. The accrued interest on the UTBs at December 31, 2008 and December 31, 2007 was $1.9 million and $0.7 million respectively. The tax benefit of this accrued interest was $0.6 million and $250,000 respectively. It is anticipated that any change in the above UTBs will impact the effective tax rate. For UTBs, that exist at December 31, 2008, the Company expects a reduction of approximately $3.0 million within the next 12 months. At December 31, 2008, the 2003-2008 years are open and subject to potential examination in one or more jurisdictions. The Company is currently under federal income tax examinations for the 2005-2007 tax year and under state income tax examination for the tax years 2003 through 2005.

7. Employee Retirement and Other Benefit Plans

Supplemental Retirement Plan

In December 1988, the Board of Directors of the Company approved the adoption of a supplemental retirement plan, the Ceradyne SMART 401(k) Plan (the Plan), in which substantially all employees are eligible to participate after completing 90 days of employment. Participation in the Plan is voluntary. An employee may elect to contribute up to the maximum deferred tax amount of $15,500 in 2008 as a basic contribution. The Company may contribute any amount which the Board of Directors annually determines appropriate. Company contributions fully vest and are non-forfeitable after the participant has completed five years of service. The Company’s related contributions for the years ended December 31, 2008, 2007 and 2006 were $1.3 million, $1.5 million and $1.1 million, respectively.

Pension and Other Postretirement Benefit Plans

In September 2006, the FASB issued SFAS No. 158 “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – an amendment of FASB Statement No. 87, 88, 106, and 132 (R)” (“SFAS 158”).

The most significant change is the requirement for an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity. Public companies are required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The Company adopted SFAS 158 in the fourth quarter ended December 31, 2006, and its adoption did not have a significant impact on our consolidated financial position.

German Pension and Benefit Plans

The Company provides pension benefits to the employees of its ESK Ceramics subsidiary in Germany and France. These pension benefits are rendered for the time after the retirement of the employees by payments into legally independent pension and relief facilities. They are generally based on length of service, wage level and position in the company. The direct and indirect obligations comprise obligations for pensions that are already paid currently and expectations for those pensions payable in the future. The Company has four separate plans in Germany: a) Pensionskasse - Old; b) Pensionskasse - New; c) Additional Compensation Plan; and d) Deferred Compensation plan. For financial accounting purposes, the Additional and Deferred Compensation Plans are accounted for as single-employer defined benefit plans, Pensionskasse - Old is a multiemployer defined benefit plan and the Pensionskasse - New is a defined contribution plan.

The measurement date for the Company's pension plan assets and obligations, including Pensionskasse - Old, is December 31. Assumed discount rates and rates of increase in remuneration used in calculating the projected benefit obligation together with long-term rates of return on plan assets vary according to the economic conditions of Germany, where the pension plans are situated.

As noted above the Pensionskasse - Old is a multi employer defined benefit pension plan. ESK Ceramics is one of numerous employers who participate in the plan. Therefore, the Company has recognized as net pension benefit cost the required contribution for the period. However, due to the current development of the financial markets and the overall decrease of the return on pension plan assets, the pension facility (“WACKER-Pensionskasse”) requested a one-off payment from its members to further ensure its risk-bearing capacity and in addition requested that future pension adjustments from 2009 onwards have to be paid by the employers. Management believes, based on the bylaws of WACKER-Pensionskasse and its expected future performance, that this obligation will exist only for a limited period of time. In accordance with SFAS 5 “Accounting for Contingencies” the projected benefit obligation for those future pension adjustments which management believes the Company will to have to pay was accrued as an additional liability.

The accumulated benefit obligations and projected benefit obligations are computed utilizing the same methods and assumptions as those used in the Additional and Deferred Compensation Plans noted above and are solely based on the ESK Ceramics employees participating in the plan. However, the assets of the plan are allocated based upon the relative percentage of the projected benefit obligation to the total for all participating employers. The long-term asset structure of the Pensionskasse is determined significantly by asset-liability-studies conducted regularly calculating an optimal investment portfolio based on the known business in force and the actuarial assumptions. Input parameters are assumed risk and return rates as well as specific correlation samples of the respective asset categories. The priority objective of the asset allocation is to achieve a rate of return compensating the benefit commitments within the limits of a justifiable risk and volatility. The operative investment policy has to conform to legal requirements (insurance control and investment law) as well as to internal investment guidelines and restrictions. The use of derivatives is permitted within the legally allowed scope. The expected overall rate of return is based on numerous factors like the portfolio selection and the anticipated long-term rate of return of the respective asset categories determined by the Black-Litterman Market Equilibrium Model. The expected long-term rate of return therewith is approximated to long-term historical averages, future expectations are also covered by the Black-Litterman Model. In certain cases assumptions in expected long-term rates of return are modified marginally by the responsible manager of the WACKER Pensionskasse in order to consider personal experience and different medium-term market expectations respectively. The projected benefit obligations for the pension plan “continuation of payments in case of death” were $55,489 and $53,477 for the years ended December 31, 2008 and 2007, respectively.

The Pensionskasse - New covers all German employees with membership as of January 1, 2005. Contributions and costs are determined as 2.0 percent of each covered employee’s salary and totalled $165,982 in 2008, $110,116 in 2007, and $40,783 in 2006.

Components of net periodic benefit costs under the Additional and Deferred Compensation Plans for the years ended December 31, 2008, 2007 and 2006 were as follows (in thousands):
	2008	2007	2006
Service cost	$(437)	$(463)	$(442)
Interest cost	(490)	(400)	(335)
Amortization	-	(60)	(85)

Net periodic benefit cost	$(927)	$(923)	$(862)

The weighted-average assumptions used to determine net periodic benefit cost were as follows:

	2008	2007	2006
Discount rate	5.75%	5.75%	4.50%
Rate of long-term compensation increase	2.50%	2.50%	2.50%

The funded status and components of the change in benefit obligations of the Additional and Deferred Compensation Plans for December 31, 2008 and 2007 were as follows (in thousands):

	2008	2 007
Funded status at end of year:
Projected benefit obligation	$(11,032)	$(8,503)
Assets at fair value	-	-

Funded status	$(11,032)	$(8,503)

Net amounts recognized in consolidated balance sheet:
Current liabilities	$(106)	$(106)
Non-current liabilities	$(10,926)	$(8,397)

Change in projected benefit obligation:
Projected benefit obligation at beginning of year	$(8,503)	$(8,617)
Foreign currency exchange rate changes	568	(855)
Service costs	(437)	(463)
Interest costs	(490)	(400)
Actuarial gains (losses)	(2,280)	1,722
Benefits paid	110	110
Projected benefit obligation at end of year	$(11,032)	$(8,503)

Accumulated benefit obligation	$(10,173)	$(8,140)

The weighted-average assumptions used to determine pension benefit obligations were as follows:

	2008	2007
Discount rate	6.25%	5.75%
Rate of long-term compensation increase	3.00%	2.50%

Components of the related tax effects for each component of other comprehensive income follows related to the Additional and Deferred Compensation Plans for December 31, 2008 and 2007 are as follows (in thousands):

	2008
	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Accumulated other comprehensive income (loss) at beginning of year	$362	$(134)	$228
Net actuarial gain (loss) arising during current year	(2,280)	670	(1,610)
Foreign currency effect	43	(6)	37
Accumulated other comprehensive income (loss) at end of year(1)	$(1,875)	$530	$(1,345)

(1) Approximately $90 of net actuarial loss included in accumulated other comprehensive loss will be amortized into income in 2009.

	2007
	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Accumulated other comprehensive income (loss) at beginning of year	$(1,542)	$591	$(951)
Net actuarial gain (loss) arising during current year	1,722	(660)	1,062
Amortization of actuarial gain	60	(17)	43
Foreign currency effect	122	(48)	74
Accumulated other comprehensive income (loss) at end of year	$362	$(134)	$228

The Company expects to contribute to its defined benefit plans in 2009 (in thousands):

Pensionkasse – Old	$1,496
Additional Compensation	(1,102)
Deferred Compensation	208
Total Contributions expected in 2009	$2,806

The following estimated future benefit payments are expected to be paid in the years indicated (in thousands):

2009	$131
2010	158
2011	239
2012	292
2013	317
2014 – 2018	2,314

Assumed discount rates and rates of increase in remuneration used in calculating the projected benefit obligation together with long-term rates of return on plan assets vary according to the economic conditions of Germany in which pension plans are situated. The discount rate is typically changed at least annually. The interest rate used is comparable to long-term corporate bonds with a AA rating.

Ceradyne Boron Products Pension Plans

    The Company provides pension benefits to employees in its Ceradyne Boron Products subsidiary. The plans cover employees who meet specified eligibility requirements. The measurement date for the Company's pension plan assets and obligations is December 31. The plans became obligations of the Company as a result of the acquisition of Ceradyne Boron Products on August 31, 2007 (refer to Note 3). The 2007 information presented below is for the period September 1, 2007 through December 31, 2007.

The Company expects to make a contribution at least as great as the minimum required by the IRS funding rules to the plan during the upcoming year. Funding requirements for subsequent years are uncertain and will significantly depend on the assumptions used to calculate plan funding levels, the actual return on plan assets, changes in the employee groups covered by the plan, and any legislative or regulatory changes affecting plan funding requirements. For tax planning, financial planning, cash flow management or cost reduction purposes the Company may increase, accelerate, decrease or delay contributions to the plan to the extent permitted by law.

Components of the net periodic pension (benefit) for the years ended December 31, 2008 and 2007 were as follows (in thousands):
	2008	2007

Service costs	$110	$39
Interest costs	510	183
Expected return on assets	(697)	(235)
Net periodic pension (benefit)	$(77)	$(13)

The weighted-average assumptions used to determine net periodic benefit costs were as follows:

	2008	2007

Discount rate	5.92%	6.17%
Rate of long-term compensation increase	4.00%	4.00%
Expected return on plan assets	8.00%	8.00%

The funded status and components of the change in benefit obligations and changes in plan assets for the years ended December 31, 2008 and 2007 were as follows (in thousands):

Funded status at end of year:	2008	2007

Projected benefit obligation	$9,210	$8,963
Assets at fair value	6,446	8,947
Funded status	$(2,764)	$(16)

Net amount recorded in consolidated balance sheet:
Noncurrent liabilities	$(2,764)	$(16)

Change in projected benefit obligation:
Benefit obligation at beginning of period	$(8,963)	$(8,995)
Service costs	(110)	(39)
Interest costs	(510)	(183)
Actuarial gains (losses)	(146)	121
Benefits paid	519	133
Projected benefit obligation at end of year	$(9,210)	$(8,963)

Changes in plan assets:
Fair value of plan assets at beginning of period	$8,947	$9,056
Actual return (loss) on plan assets	(1,981)	24
Benefits paid	(519)	(133)
Fair value of plan assets at end of year	$6,447	$8,947

Accumulated benefit obligation at end of year	$(9,188)	$(8,946)

The weighted-average assumptions used to determine pension benefit obligation were as follows:

	2008	2007

Discount rate	5.74%	5.95%
Rate of long-term compensation increase	4.00%	4.00%

Components of the related tax effects for each component of other comprehensive income follows related to the plan for the years ended December 31, 2008 and 2007 are as follows (in thousands):

	2008
	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Accumulated other comprehensive income (loss) at beginning of year	$(91)	$35	$(56)
Net actuarial loss arising during current year	(2,824)	1,101	(1,723)
Accumulated other comprehensive income (loss) at end of year(1)	$(2,915)	$(1,136)	$(1,779)

(1)Approximately $194 of actuarial net loss included in accumulated other comprehensive loss will be amortized into income in 2009.

	2007
	Before-Tax Amount	Tax (Expense) Benefit	Net-of-Tax Amount
Accumulated other comprehensive income at date of acquisition	$-	$-	$-
Net actuarial loss arising during current year	(91)	35	(56)
Accumulated other comprehensive income (loss) at end of year	$(91)	$35	$(56)

The change in unrecognized net gain/loss is one measure of the degree to which important assumptions have coincided with actual experience. The company changes important assumptions whenever changing conditions warrant. The discount rate and the expected long term return on plan asset assumptions are assessed annually. Other material assumptions include the compensation increase rates, rates of employee termination, and rates of participant mortality. The discount rate was determined by projecting the plan’s expected future benefit payments as defined for the projected benefit obligation, discounting those expected payments using a theoretical zero-coupon spot yield curve derived from a universe of high-quality bonds as of the measurement date, and solving for the single equivalent discount rate that resulted in the same projected benefit obligation. The expected return on plan assets was determined based on historical and expected future returns of the various asset classes, using the target allocations as follows:  equity securities (65%), debt securities (25%) and other (10%). The plan’s investment policy includes a mandate to diversify assets and invest in a variety of asset classes to achieve that goal. The plan’s assets are currently invested in a variety of funds representing most standard equity and debt security classes. While no significant changes in the asset allocation are expected during the coming year, the Company may make changes at any time.

The following estimated future benefit payments are expected to be paid in the years indicated (in thousands):

2009	$518
2010	595
2011	607
2012	600
2013	610
2014 – 2018	3,862

8. Commitments and Contingencies

a. Operating Lease Obligations

The Company leases certain of its manufacturing facilities under noncancelable operating leases expiring at various dates through December 2013. The Company incurred rental expense under these leases of $3.0 million, $2.7 million and $2.8 million for the years ended 2008, 2007 and 2006, respectively. The approximate minimum rental commitments required under existing noncancelable leases as of December 31, 2008 are as follows (in thousands):

2009	$2,997
2010	2,586
2011	742
2012	285
2013	99

$6,709

b. Legal Proceedings

In August, September and December 2006, shareholder derivative lawsuits were filed in the California Superior Court for Orange County, purportedly on behalf of Ceradyne against various current and former officers and directors of the Company relating to alleged backdating of stock options. Each state court complaint alleged claims for breach of fiduciary duty, abuse of control, gross mismanagement, waste of corporate assets, unjust enrichment, accounting, rescission, constructive trust, and violations of California Corporations Code. All state court actions have been consolidated into one case, designated, In re Ceradyne, Inc. Derivative Litigation, Orange County Superior Court, Case No. 06−CC−00156.

In September and December 2006, shareholder derivative lawsuits were filed in the United States District Court for the Central District of California, purportedly on behalf of Ceradyne against various current and former officers and directors of the Company relating to alleged backdating of stock options. All federal court actions have been consolidated into one case, designated, In re Ceradyne, Inc. Derivative Litigation, Master File No. SA CV 06−919 JVS. The consolidated federal action alleges, pursuant to a first amended consolidated complaint filed on September 17, 2007,  claims for violations of Section 10(b) of the Securities Exchange Act and Rule 10b-5 thereunder, violations of Section 14(a) of the Securities Exchange Act, violations of Section 20(a) of the Securities Exchange Act, insider selling under the California Corporations Code, as well as common law claims for accounting, breach of fiduciary duty, aiding and abetting breaches of fiduciary duty, unjust enrichment, rescission and waste.

The plaintiffs in both the state and federal actions seek to require the individual defendants to rescind stock options they received which have an exercise price below the closing price of the Company’s common stock on the date of grant, to disgorge the proceeds of options exercised, to reimburse the Company for damages of an unspecified amount, and also seek certain equitable relief, attorneys’ fees and costs.

In summary, there are currently two shareholder derivative actions pending which contain substantially similar allegations. The cases filed in the Orange County Superior Court have been consolidated into one case, designated, In re Ceradyne, Inc. Derivative Litigation, Orange County Superior Court, Case No. 06−CC−00156. The cases filed in the United States District Court for the Central District of California have all been consolidated into one case, designated, In re Ceradyne, Inc. Derivative Litigation, Master File No. SA CV 06−919 JVS.

On September 26, 2008, all of the parties to the two derivative actions entered into a memorandum of understanding agreeing in principle to a proposed global settlement of these derivative actions. On November 28, 2008, the parties filed a stipulation of settlement with the federal court. The proposed settlement calls for the Company to adopt certain corporate governance reforms and payment by the Company’s insurance carriers of $1.125 million in attorney’s fees to the plaintiffs’ attorneys, without any payment by Ceradyne or the other defendants, and for dismissal of the actions with prejudice. The Company and the individual defendants have denied and continue to deny any and all allegations of wrongdoing in connection with this matter, but believe that given the uncertainties and cost associated with litigation, the settlement is in the best interests of the Company, its stockholders, and the individual defendants. On January 9, 2009, the federal court granted preliminary approval of the settlement and set a final approval hearing for May 18, 2009.

    The proposed settlement is conditioned upon final court approval after notice to Ceradyne’s shareholders and expiration of the time for appeal from any order of the Court approving the settlement. There can be no assurance that the final settlement will be obtained.

A class action lawsuit was filed on March 23, 2007, in the California Superior Court for Orange County (Civil Action No. 07CC01232), in which it is asserted that the representative plaintiff, a former Ceradyne employee, and the putative class members, were not paid overtime at an appropriate overtime rate. The complaint alleges that the purportedly affected employees should have had their regular rate of pay for purposes of calculating overtime, adjusted to reflect the payment of a bonus to them for the four years preceding the filing of the complaint. The complaint further alleges that a waiting time penalty should be assessed for the failure to timely pay the correct overtime payment.  Ceradyne has filed an answer denying the material allegations of the complaint. We believe that the lawsuit is without merit on the basis that our bonus policy is discretionary and is not of the type that is subject to inclusion in the regular hourly rate for purposes of calculating overtime, and we have been vigorously defending this action.  The motion for class certification was heard on November 13, 2008 and class certification was granted.  On January 6, 2009, the court entered an order certifying the class.  Ceradyne has filed a petition for writ of mandate to have the Court of Appeal review the decision concerning class certification as Ceradyne contends that the putative class members are not similarly situated and, therefore, this case should not proceed as a class action. No ruling has been made by the Court of Appeal as of the date of this report.

9.  Disclosure About Segments of Enterprise and Related Information

The Company serves its markets and manages its business through six operating segments, each of which has its own manufacturing facilities and administrative and selling functions. The Company’s Advanced Ceramic Operations, located in Costa Mesa, Irvine and San Diego, California, Lexington, Kentucky and Wixom, Michigan primarily produces armor, orthodontic products, diesel engine parts, components for semiconductor equipment, and houses the Company’s SRBSN research and development activities. The Company’s cathode development and production are handled through its Semicon Associates division located in Lexington, Kentucky. Fused silica products, including missile radomes and crucibles for photovoltaic solar cell applications are produced at the Company’s Thermo Materials division located in Scottdale and Clarkston, Georgia. The Company’s manufacturing facility in Tianjin, China manufactures fused silica crucibles, and is part of the Thermo Materials operating segment. Minco, Inc., which Ceradyne acquired in July 2007, also is included in the Thermo Materials operating segment. Minco manufactures fused silica, which is a primary raw material used in products manufactured by our Thermo Materials division. The Company’s ESK Ceramics subsidiary is located in Kempten, Germany and Bazet, France. This subsidiary produces ceramic powders, including boron carbide powder for ceramic body armor, evaporation boats for metallization, functional and frictional coatings utilized in the automotive and textile industries, high performance pump seals, fluid handling, refactory products and ceramic powders used in cosmetics.  The Company’s Ceradyne Canada subsidiary acquired certain assets in June 2006, including a building, equipment and technology, related to the production of structural neutron absorbing materials for use in the storage of spent nuclear rods.  The building and operations of Ceradyne Canada are located in Chicoutimi, Quebec, Canada. The Company added a sixth operating segment in August 2007, when it acquired EaglePicher Boron, LLC. The Company has changed the name of this subsidiary to Boron Products, LLC and does business as Ceradyne Boron Products. Boron Products owns certain assets, including approximately 155 acres and several buildings, equipment and technology, related to the production of the boron isotope 10B. This isotope is a strong neutron absorber and is used for both nuclear waste containment and nuclear power plant neutron radiation control. Boron Products also produces complementary chemical isotopes used in the normal operation and control of nuclear power plants. SemEquip, Inc., which the Company acquired in August 2008, develops and markets cluster ion implantation sub-systems and advanced ion source materials for the manufacture of logic and memory semiconductor chips. SemEquip is included in the Boron Products operating segment. The U.S. government and government agencies collectively represented approximately 51.8% of net sales in 2008, 71.6% of net sales in 2007, and 73.4% of net sales in 2006.

SEGMENT INFORMATION FOR THE YEARS ENDED
DECEMBER 31, 2008, 2007 AND 2006
(amounts in thousands)

	2008	2007	2006
Revenue
ACO	$450,452	$587,279	$528,687
ESK Ceramics	152,238	160,623	148,154
Semicon Associates	8,551	7,970	9,065
Thermo Materials	80,158	32,025	15,021
Ceradyne Canada	5,222	3,916	2,405
Boron	19,007	7,766	-
Inter-segment elimination	(35,431)	(42,744)	(40,444)

Total revenue from external customers	$680,197	$756,835	$662,888

Depreciation and Amortization
ACO	$10,523	$9,328	$7,589
ESK Ceramics	13,144	10,630	8,822
Semicon Associates	423	346	363
Thermo Materials	5,497	3,061	921
Ceradyne Canada	1,043	732	359
Boron	6,038	2,654	-

Total	$36,668	$26,751	$18,054

Segment Income before Provision for Income Taxes
ACO	$145,339	$209,267	$173,908
ESK Ceramics	4,214	13,373	17,304
Semicon Associates	1,377	1,131	1,580
Thermo Materials	23,694	2,304	881
Ceradyne Canada	(69)	(3,041)	(680)
Boron	(15,508)	727	-
Inter-segment elimination	1,857	(632)	(1,565)

Total	$160,904	$223,129	$191,428

Segment Assets
ACO	$384,346	$409,612	$395,952
ESK Ceramics	226,626	209,384	174,926
Semicon Associates	5,939	5,682	6,174
Thermo Materials	96,163	67,465	17,844
Ceradyne Canada	21,667	20,480	18,105
Boron	119,786	70,031	-

Total	$854,527	$782,654	$613,001

Expenditures for PP&E
ACO	$5,150	$8,174	$15,598
ESK Ceramics	22,079	17,384	6,749
Semicon Associates	371	396	250
Thermo Materials	12,635	14,696	4,696
Ceradyne Canada	3,381	1,528	8,715
Boron	431	67	-

Total	$44,047	$42,245	$36,008

SEGMENT INFORMATION FOR THE YEARS ENDED
DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
Percentage of U.S. net sales from external customers
ACO	63%	75%	78%
ESK Ceramics	2%	2%	3%
Semicon Associates	1%	1%	1%
Thermo Materials	4%	2%	2%
Ceradyne Canada	1%	1%	-
Boron	2%	1%	-

Total percentage of U.S. net sales from external customers	73%	82%	84%

Percentage of foreign net sales from external customers
ACO	3%	2%	2%
ESK Ceramics	16%	14%	13%
Semicon Associates	-	-	-
Thermo Materials	7%	2%	1%
Ceradyne Canada	-	-	-
Boron	1%	-	-

Total percentage of foreign net sales from external customers	27%	18%	16%

Percentage of total net sales from external customers
ACO	66%	77%	80%
ESK Ceramics	18%	16%	16%
Semicon Associates	1%	1%	1%
Thermo Materials	11%	4%	3%
Ceradyne Canada	1%	1%	-
Boron	3%	1%	-

Total percentage of net sales from external customers	100%	100%	100%

The following is revenue by product line for Advanced Ceramic Operations for the years ended (amounts in thousands):

	December 31,
	2008	2007	2006
Armor	$410,649	$551,301	$488,230
Automotive	17,604	10,961	17,018
Orthodontics	9,977	10,603	10,372
Industrial	12,222	14,414	13,067

	$450,452	$587,279	$528,687

10. Share Based Compensation

The Company adopted SFAS 123(R) using the modified prospective application transition method, which requires the application of the accounting standard as of January 1, 2006, the first day of the Company’s fiscal year 2006. The Company’s Consolidated Financial Statements as of and for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 reflect the impact of SFAS 123(R). In accordance with this transition method, the Company’s Consolidated Financial Statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R). Share-based compensation expense recognized under SFAS 123 (R) for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 was $3.1 million, $2.5 million and $1.5 million, respectively, which was related to stock options and restricted stock units. Additionally, a pretax stock-based compensation charge of approximately $2.4 million was taken in the year ended December 31, 2006. See Note 11 below for information concerning an internal investigation into our stock option grant practices for the period of 1997 through June 30, 2006. The information in this Note 10 is qualified by reference to the information set forth in Note 11 to the extent applicable.

SFAS 123(R) requires companies to estimate the fair value of share-based payment awards on the grant-date using an option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the Company’s Consolidated Statements of Income. Prior to the adoption of SFAS 123(R), the Company accounted for share-based awards to employees and directors using the intrinsic value method in accordance with APB 25 as allowed under SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Under the intrinsic value method, no share-based compensation expense related to stock options had been recognized in the Company’s Consolidated Statements of Operations on the basis that the exercise price of the Company’s stock options granted to employees and directors equaled the fair market value of the underlying stock at the grant date. Specifically, the Company’s original accounting was based upon the understanding that options were granted with no intrinsic value. However, as described in Note 11, the Company now believes that certain options were granted with a positive intrinsic value.

Share-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. SFAS 123(R) requires forfeitures to be estimated at the time of grant in order to estimate the amount of share-based awards that will ultimately vest. The forfeiture rate is based on historical rates. Share-based compensation expense recognized in the Company’s Consolidated Statements of Income for the years ended December 31, 2008, December 31, 2007 and December 31, 2006  includes (i) compensation expense for share-based payment awards granted prior to, but not yet vested as of January 1, 2006, based on the grant-date fair value estimated in accordance with the pro forma provisions of SFAS 123 and (ii) compensation expense for the share-based payment awards granted subsequent to December 31, 2005, based on the grant date fair value estimated in accordance with the provisions of SFAS 123(R). As share-based compensation expense recognized in the Consolidated Statement of Income for the years ended December 31, 2008, December 31, 2007 and December 31, 2006 is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

The Company maintains the 1994 Stock Incentive Plan and 2003 Stock Incentive Plan. The Company was authorized to grant options for up to 2,362,500 shares under its 1994 Stock Incentive Plan. The Company has granted options for 2,691,225 shares and has had cancellations of 396,911 shares through December 31, 2008. There are no remaining stock options available to grant under this plan. The options granted under this plan generally became exercisable over a five-year period for incentive stock options and six months for nonqualified stock options and have a maximum term of ten years.

The 2003 Stock Incentive Plan was amended in 2005 to allow the issuance of Restricted Stock Units (the “Units”) to eligible employees and non-employee directors. The Units are payable in shares of the Company’s common stock upon vesting. For directors, the Units vest annually over three years on the anniversary date of their issuance. For officers and employees, the Units vest annually over five years on the anniversary date of their issuance.

The Company may grant options and Units for up to 1,125,000 shares under the 2003 Stock Incentive Plan. The Company has granted options for 475,125 shares and Units for 395,476 shares under this plan through December 31, 2008. There have been cancellations of 76,025 shares associated with this plan through December 31, 2008. The options under this plan have a life of ten years.

During the years ended December 31, 2008 and 2007, the Company issued Units to certain directors, officers and employees with weighted average grant date fair values and Units issued as indicated in the table below. Pursuant to SFAS 123(R), the Company records compensation expense for the amount of the grant date fair value on a straight line basis over the vesting period. The Company incurred charges associated with the vesting of the Units of $2.7 million for the year ended December 31, 2008, $1.7 million for the year ended December 31, 2007, and $0.8 million for the year ended December 31, 2006.

Share-based compensation expense reduced the Company’s results of operations as follows (in thousands, except per share amounts):

	2008	2007	2006
Share-based compensation expense recognized:
General and administrative, options	$438	$710	$3,074
General and administrative, Units	2,671	1,741	827
Related deferred income tax benefit	(1,094)	(890)	(1,326)

Decrease in net income	$2,015	$1,561	$2,575

The amounts above include the impact of recognizing compensation expense related to non-qualified stock options.

As of December 31, 2008, there was $0.7 million of total unrecognized compensation cost related to 25,875 non-vested outstanding stock options, with a per share weighted average value of $20.74 . The unrecognized expense is anticipated to be recognized on a straight-line basis over a weighted average period of 0.9 years. In addition, the aggregate intrinsic value of stock options exercised for the twelve months ended December 31, 2008 was $0.8 million.

As of December 31, 2008, there was approximately $10.4 million of total unrecognized compensation cost related to non-vested Units granted under the 2003 Stock Incentive Plan. That cost is expected to be recognized over a weighted average period of  3.6 years.

The following is a summary of stock option activity:

	2008		2007		2006
	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
Outstanding, beginning of year	497,325	$12.04	677,370	$11.41	977,870	$10.49
Options granted	-	$-	-	$-	-	$-
Options exercised	(30,675)	$9.04	(159,495)	$8.15	(294,050)	$8.10
Options cancelled	(3,750)	$15.05	(20,550)	$21.50	(6,450)	$22.71

Outstanding, end of year	462,900	$12.22	497,325	$12.04	677,370	$11.41

Exercisable, end of year	437,025	$11.71	429,600	$10.83	481,470	$9.83

The following is a summary of Unit activity:

	2008		2007		2006
	Units	Weighted Average Grant Fair Value	Units	Weighted Average Grant Fair Value	Units	Weighted Average Grant Fair Value
Outstanding, beginning of year	149,759	$52.94	137,100	$41.13	77,000	$22.44
Granted	168,076	$40.54	72,850	$66.06	77,550	$55.48
Vested	(40,671)	$49.09	(31,791)	$41.47	(16,450)	$22.68
Forfeited	(5,900)	$49.08	(28,400)	$42.39	(1,000)	$22.46

Non-vested Units at end of year	271,264	$45.90	149,759	$52.94	137,100	$41.13

The following table summarizes information regarding options outstanding and options exercisable at December 31, 2008:

	Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (000s)	Number of Options	Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value (000s)
$1.44 - $2.81	900	0.72	$1.61	$17	900	0.72	$1.61	$17
$2.98 - $4.58	213,975	3.08	$4.12	$3,464	213,975	3.08	$4.12	$3,464
$10.53 - $16.89	122,025	4.69	$16.89	$417	122,025	4.69	$16.89	$417
$18.80 - $24.07	126,000	5.71	$21.51	$23	100,125	5.66	$21.71	$8

Total	462,900	4.22	$12.22	$3,921	437,025	4.12	$11.71	$3,906

The following table summarizes information regarding Units outstanding at December 31, 2008:

	Outstanding
Range of Grant Prices	Number of Units	Average Remaining Contractual Life (Years)	Weighted Average Grant Price	Aggregate Intrinsic Value (000s)
$21.46 - $22.68	21,800	1.39	$22.34	$-
$37.41 - $39.43	110,076	4.21	$38.58	$-
$42.28 - $45.7	62,838	3.88	$44.49	$-
$52.47 - $62.07	41,130	2.68	$59.01	$-
$66.35 - $81.18	35,420	3.07	$70.43	$-

	271,264	3.52	$45.90	$-

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company’s options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

The Company calculates expected volatility based on historical data of the Company’s common stock. The risk-free interest rate assumption is based upon an observed interest rate appropriate for the term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s intent not to issue a dividend under its dividend policy. The expected holding period assumption was estimated based on historical experience.

11. Review of Historical Stock Option Grant Procedures

In July 2006, the Company voluntarily initiated a review of its historical stock option grant practices and related accounting treatment. The review was conducted by a Special Committee comprised of three independent members of the Company’s Board of Directors, with the assistance of independent legal counsel and forensic accounting experts. The scope of the Special Committee’s review included all stock options granted by the Company from January 1997 through September 2003. The Special Committee has completed its review.

Until September 2003, stock option grants generally were approved by unanimous written consents signed by the members of the Stock Option Committee of the Board of Directors. Throughout this period, the Stock Option Committee consisted of the CEO and one other non-management Director. The date specified as the grant date in each unanimous written consent was used (i) to determine the exercise price of the options and (ii) as the accounting measurement date.

The review found that from January 1997 through September 2003, the date selected by management as the grant date and accounting measurement date was the date specified in the unanimous written consent, but that, in all but one case, the unanimous written consents were not prepared, approved or executed by the Company’s Stock Option Committee until a later date. There were a total of 23 grant dates from January 1997 through September 2003. The Company’s CEO was responsible for selecting the grant dates and followed a consistent practice of seeking low grant prices and he was unaware of the accounting implications of the method he used. Therefore, the use of the date specified in the unanimous written consent as the accounting measurement date was incorrect in all but one case. The proper accounting measurement date was the date the unanimous written consent was signed by the members of the Stock Option Committee.

Based upon information gathered during the review by independent legal counsel, the Special Committee and the Board of Directors have concluded that, while the Company applied an option price date selection practice that resulted in the use of incorrect accounting measurement dates for options granted between January 1997 and September 2003, the accounting errors resulting from the use of incorrect measurement dates were not the product of any deliberate or intentional misconduct by the Company or its executives, staff or Board of Directors. However, as a result of using revised measurement dates for options granted from January 1997 through September 2003, the Company recorded a charge in the second quarter ended June 30, 2006 of $3.4 million ($2.3 million after income taxes) pertaining to the years ended December 31, 1997 to 2005 and the six months ended June 30, 2006 (the “Stock-Based Charge”). The Stock-Based Charge was included as a component of general and administrative expenses in the consolidated statements of income as this is where the affected individual’s normal compensation costs are recorded. The Stock-Based Charge includes non-cash compensation expense of $2.2 million ($1.4 million after income taxes) primarily related to stock option grants made during the period from January 1997 through September 2003 that should have been measured as compensation cost at the actual stock option grant dates, and subsequently amortized to expense over the vesting period for each stock option grant. The Stock-Based Charge also includes $1.2 million ($0.9 million after income taxes) of estimated additional employment and other taxes that are expected to become payable.

From September 2003 to February 2005, all stock option grants have been approved at meetings held by the Stock Option Committee, and, since February 2005, all stock option grants have been approved at meetings held by the Compensation Committee of the Board of Directors. The dates of these meetings have been used correctly as the accounting measurement date for all stock options granted since September 2003.

Had this estimated Stock-Based Charge been reflected, as and when incurred, in the Company’s results of operations for prior years, the impact on net income for Ceradyne’s fiscal years ended December 31 would have been a reduction of $21,000 in 1997, a reduction of $45,000 in 1998, a reduction of $47,000 in 1999, a reduction of $104,000 in 2000, a reduction of $269,000 in 2001, a reduction of $74,000 in 2002, a reduction of $347,000 in 2003, a reduction of $611,000 in 2004, and a reduction of $324,000 in 2005. As of December 31, 2006, the total remaining incremental stock-based compensation charge related to these stock option grants that are expected to vest in future periods with a revised accounting measurement date is immaterial. There was no impact on revenue or net cash provided by operating activities as a result of the estimated compensation charge.

The Company does not believe that a restatement of its prior-period financial statements is required for the Stock-Based Charge. Based on the materiality guidelines contained in SEC Staff Accounting Bulletin No. 99, Materiality (SAB 99), the Company believes that the Stock-Based Charge is not material to any of the individual prior periods affected and the aggregate Stock-Based Charge is not material to the results for the year ended December 31, 2006.

  Prior to December 31, 2006, the current members of Ceradyne’s Board of Directors, all current executive officers and all other employees of the Company amended all unexercised stock options they held which had an exercise price that is less than the price of the Company’s common stock on the actual date of grant, by increasing the exercise price to an amount equal to the closing price of the common stock as of the actual grant date. The Company has and will continue to reimburse all non-executive officer employees for the increase in the exercise price for the modified options as they vest. Such reimbursement has and will not be material.

12. Quarterly Financial Information (unaudited)

The results by quarter for 2008 and 2007(amounts in thousands except per share data):

Quarter Ending
	March 31, 2007	June 30, 2007	September 30, 2007	December 31, 2007
Net sales	$188,443	$185,359	$191,606	$191,428
Gross profit	77,112	77,384	75,787	75,766
Net income	37,591	37,795	32,114	34,684
Basic income per share	$1.38	$1.39	$1.18	$1.27
Diluted income per share	$1.37	$1.36	$1.14	$1.26

Quarter Ending
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
Net sales	$188,537	$184,975	$167,746	$138,939
Gross profit	71,529	75,561	66,664	51,558
Net income	32,351	32,641	18,819	20,669
Basic income per share	$1.19	$1.24	$0.72	$0.79
Diluted income per share	$1.18	$1.23	$0.71	$0.79